UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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April 1, 2020
Dear Shareholders:
The Annual Meeting of the Shareholders of Community Bank System, Inc. will be held on Wednesday, May 20, 2020 at 3:00 p.m. local time at the Wolferts Roost Country Club, 120 Van Rensselaer Boulevard, Albany, New York 12204. As part of the Company’s active monitoring and precautions regarding the coronavirus (COVID-19), it is planning for the possibility that the Annual Meeting may be held at a different location or time, or may be held using remote communications via a live audio webcast. If the Company takes this step, it will announce the decision to do so via a press release and post the meeting details on its website, as well as submit any appropriate filings with the SEC. We welcome you to participate in the meeting and listen to management’s presentation regarding the Company’s financial performance.
Whether or not you plan to participate in the Meeting, the Board of Directors strongly encourages you to review the enclosed information and vote your shares. Your vote is important.
2019 Performance Highlights:
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In fiscal 2019, the Company delivered strong operating performance, including fully-diluted GAAP earnings per share of  $3.23 and return on average assets of 1.53%. Fully-diluted operating earnings per share, which excludes acquisition-related expenses and gain on the sale of securities, increased to $3.29 per share, a $0.06 per share improvement over 2018 results and new record for the Company.

•
In July, we enhanced our presence in the Capital District of Upstate New York and successfully integrated 11 branches in connection with our acquisition of the National Union Bank of Kinderhook.

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In August, the Board increased the cash dividend by 8%, marking the 27th consecutive year of dividend increases. The Company’s unbroken streak puts it in very select company, and signifies the Company’s commitment to robust shareholder returns.

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In October 2019, we announced an agreement to acquire Steuben Trust Corporation which operates 14 branches in Western New York State. The acquisition will extend our presence into contiguous areas and enhance our presence in existing markets.

Governance Developments:
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The Board of Directors is committed to operating the Company in a manner aligned with Shareholders’ interest.

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Proposal Two to declassify the Board will provide that all directors serve for one-year terms with all directors standing for election annually, rather than the current classified board where directors are elected to serve three-year terms in one of three classes. The Board believes that declassification of the Board enhances the Company’s governance practices by providing Shareholders the ability to register their views on the performance of the entire Board each year.

•
In November, the Board appointed Kerrie D. MacPherson, FCPA, FCA, as a new independent director. Her appointment reflects a thoughtful and deliberate process to refresh the Board as the Company seeks to ensure that the Board has an appropriate level of expertise, experience, and diverse perspectives to provide effective governance oversight of the Company and its subsidiaries.

Together with our Board of Directors, we wish to thank our Shareholders for your continued interest and support.
Sincerely,

Sally A. Steele Chair	Mark E. Tryniski President and Chief Executive Officer

5790 Widewaters Parkway
DeWitt, New York 13214-1883

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of Community Bank System, Inc.:
Community Bank System, Inc., a Delaware corporation (the “Company”), will hold an annual meeting of shareholders at the Wolferts Roost Country Club, 120 Van Rensselaer Boulevard, Albany, New York 12204, on Wednesday, May 20, 2020 at 3:00 p.m. local time for the following purposes:
1.
To elect all current directors for a one (1) year term until their successors are elected and qualified, if Proposal Two is approved; if Proposal Two is not approved, then the election of each Brian R. Ace, Michael R. Kallet, John Parente and John F. Whipple, Jr. for a three (3) year term and until their successors are elected and qualified;

2.
Approval of an amendment to the Company’s Certificate of Incorporation to declassify the Board of Directors;

3.
To hold an advisory vote on executive compensation;

4.
To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2020; and

5.
To transact any other business which may properly come before the Meeting or any adjournment thereof.

The shareholders of record at the close of business on March 23, 2020, are entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement thereof.
As part of the Company’s active monitoring and precautions regarding the coronavirus (COVID-19), it is planning for the possibility that the Annual Meeting may be held at a different location or time, or may be held using remote communications via a live audio webcast. If the Company takes this step, it will announce the decision to do so via a press release and post the meeting details on its website, as well as submit any appropriate filings with the SEC. In the event that the Company uses remote communications, in order to participate, Shareholders should be prepared to provide the control number from the Notice of lnternet Availability of Proxy Materials or proxy card, as applicable.
Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on May 20, 2020.   The Company uses the cost-effective and environmentally-friendly “notice and access” delivery method which allows the Company to furnish proxy materials (the Proxy Statement, Form 10-K, and Annual Report) electronically via the Internet. Each Shareholder will receive a Notice of Internet Availability of Proxy Materials, rather than a full set of paper materials, unless such Shareholder has previously requested to receive printed materials by mail. The Notice of Internet Availability of Proxy Materials contains instructions on how to access the proxy materials on the Internet, as well as instructions on obtaining a paper or email copy of the proxy materials.
By Order of the Board of Directors

Danielle M. Cima Secretary
April 1, 2020
IMPORTANT NOTICE
The Company urges you to please vote your shares now whether or not you plan to attend the Meeting. Voting by the Internet or telephone is fast and convenient. If you request to receive a paper copy of the proxy materials, you may also vote by completing, signing, dating and returning the accompanying proxy card in the return envelope furnished for that purpose. If you hold your shares through an account with a broker, bank or other financial institution, please follow the instructions you receive from them to vote your shares. Please vote your shares so your vote can be counted.

5790 Widewaters Parkway
DeWitt, New York 13214-1883
PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS, MAY 20, 2020
This Proxy Statement is furnished as part of the solicitation of proxies by the Board of Directors (the “Board”) of Community Bank System, Inc. (the “Company”), the holding company for Community Bank, N.A. (the “Bank”), for use at the Annual Meeting of Shareholders of the Company (the “Meeting”) to be held at 3:00 p.m. local time on Wednesday, May 20, 2020, at the Wolferts Roost Country Club, 120 Van Rensselaer Boulevard, Albany, New York 12204. This Proxy Statement and the form of Proxy are first being sent to Shareholders on approximately April 1, 2020.
As part of the Company’s active monitoring and precautions regarding the coronavirus (COVID-19), it is planning for the possibility that the Annual Meeting may be held at a different location or time, or may be held using remote communications via a live audio webcast. If the Company takes this step, it will announce the decision to do so via a press release and post the details necessary to access the Annual Meeting via remote communications on its website, as well as file the details with the SEC. In the event that the Company uses remote communications, in order to participate, Shareholders should be prepared to provide the control number from the Notice of Internet Availability of Proxy Materials or proxy card, as applicable. Any changes to the location and/or the addition of remote communications for the Annual Meeting will have no impact on a Shareholder’s ability to provide his or her proxy by using the Internet or telephone or by completing, signing, dating and mailing the proxy card, each as explained below. As always, the Company encourages Shareholders to vote their shares prior to the Annual Meeting.
PROXY MATERIALS ARE AVAILABLE ON THE INTERNET
The Company uses the cost-effective and environmentally-friendly “notice and access” delivery method which allows the Company to furnish proxy materials (the Proxy Statement, Form 10-K, and Annual Report) electronically via the Internet. The Company is sending a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) to its Shareholders, on approximately April 1, 2020, with instructions on how to access the proxy materials online or request a printed copy of the materials.
Shareholders may follow the instructions in the Notice of Internet Availability to elect to receive future proxy materials in print by mail or electronically by email. The Company encourages Shareholders to take advantage of the availability of the proxy materials online to help reduce the environmental impact of the Meetings and reduce the Company’s printing and mailing costs.
The Annual Report of the Company for the fiscal year ended December 31, 2019, incorporating the Form 10-K filed by the Company with the SEC, is being provided to Shareholders with this Proxy Statement.
The proxy materials relating to the 2020 Annual Meeting and the 2019 Annual Report are available on the Internet at www.proxyvote.com. The Notice of Internet Availability contains the necessary codes required to access the proxy materials and to vote online or by telephone. The materials are also available on the Company’s investor relations page at: http://ir.communitybanksystem.com/docs.aspx?iid=100185.
VOTING RIGHTS AND PROXIES
The Board has fixed the close of business on March 23, 2020 as the record date for determining which Shareholders are entitled to notice of, and to vote at, the Meeting. At the close of business on the record date, 51,975,984 shares of common stock were outstanding and entitled to vote at the Meeting, which is the Company’s only class of voting stock. Each share of outstanding common stock is entitled to one vote with respect to each proposal to come before the Meeting. The Bylaws of the Company provide that one-third of the outstanding shares of the Company, represented in person or by proxy, shall constitute a quorum at a Shareholder meeting.
If shares are registered directly in a Shareholder’s name with the Company’s transfer agent, American Stock Transfer & Trust Company, LLC (“AST”), then such Shareholder is the “shareholder of record” with respect to those shares. If the shares are held in an account at a bank, broker, or other holder of record, then the Shareholder is considered the “beneficial owner of shares held in street name.” As a beneficial owner, the Shareholder has the right to instruct the broker, bank, or other organization holding the shares on how to vote such shares.
Voting Procedures
There are four ways to vote:
• Online.   If a Shareholder has Internet access, he or she may vote the proxy by visiting www.proxyvote.com and entering the control number found in the Notice of Internet Availability, or if the Shareholder received a printed set of proxy materials, by following the instructions provided on the proxy card. The availability of online voting may depend on the voting procedures of the broker, bank or other organization that holds the shares.
• Phone.   If the Shareholder requested printed copies of the proxy materials by mail, he or she will receive a proxy card or voting instruction form and may vote by calling the toll free number found on the card or form. The availability of phone voting may depend on the voting procedures of the broker, bank or other organization that holds the shares.
• Mail.   If the Shareholder received a printed set of the proxy materials by mail, he or she may submit the proxy card by mail by signing the proxy card if his or her shares are registered in the Shareholder’s name or by following the instructions provided by the broker, bank or other organization for shares held beneficially in street name, and returning it in the envelope provided.
• In Person.   A Shareholder may vote in person at the Meeting by requesting a ballot from the Inspector of Election. If the Shareholder is the beneficial owner of shares held in street name and wishes to vote in person at the Meeting, he or she must also obtain a “legal proxy” from the broker, bank or other organization that holds the shares. A legal proxy is a written document that authorizes the beneficial shareholder to vote the shares held in street name at the Meeting. A Shareholder must contact the broker, bank or other organization that holds such shares for instructions prior to the Meeting to obtain a legal proxy. The beneficial shareholder must bring a copy of the legal proxy to the Meeting. In order for the vote to be counted, the beneficial shareholder must hand both the copy of the legal proxy and the completed ballot to the Inspector of Election.
All shares represented by valid proxies received prior to the taking of the vote at the Meeting will be voted and, where a shareholder specifies a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the Shareholder’s instructions. If the Shareholder does not specify how the shares are to be voted, the shares will be voted in the manner recommended by the Board for matters presented for a vote at the Meeting as permitted by applicable law. An abstention by a Shareholder with respect to a matter to be voted on will be counted for purposes of determining the presence of a quorum and will have the effect of a vote cast against the matter being voted on at the Meeting. Any broker non-votes will be counted as being present for purposes of determining the presence of a quorum, but will not be counted as a vote cast on the matter being voted on at the Meeting. Even if you plan on attending the Meeting in person, we encourage you to vote your shares in advance online, by phone, or by mail to ensure that your vote will be represented at the Meeting.
A Shareholder may revoke the proxy and change his or her vote at any time before the taking of the vote at the Meeting as follows:
• Online.   A Shareholder may change the vote using the online voting method described above, in which case only the latest Internet proxy submitted prior to the Meeting will be counted.

• Phone.   A Shareholder may change his or her vote using the phone voting method described above, in which case only the latest telephone proxy submitted prior to the Meeting will be counted.
• Mail.   A Shareholder may revoke the proxy and change his or her vote by signing and returning a new proxy card or voting instruction form dated as of a later date, in which case only the latest proxy card or voting instruction form received prior to the Meeting will be counted.
• In Person.   A Shareholder may revoke a vote made prior to the Meeting and change his or her vote by attending the Meeting and voting in person. However, attendance at the Meeting will not automatically revoke the proxy unless the Shareholder properly votes at the Meeting or specifically requests that the prior proxy be revoked by delivering a written notice of revocation prior to the Meeting to the Company’s Secretary at the Company’s address set forth above.
Shareholders who have shares that are registered differently or are in more than one account will receive more than one Notice of Internet Availability. Shareholders with shares registered directly in the Shareholder’s name with the Company’s transfer agent may contact AST at (877) 253-6847 to request consolidation. If the shares are held through a broker, bank or other organization, the Shareholder can contact the broker, bank or other organization to request consolidation.
Proxy Solicitation Costs
The Company will pay its costs relating to the solicitation of proxies. The Company has retained Alliance Advisors, LLC, 200 Broadacres Drive, 3rd Floor, Bloomfield, New Jersey 07003 to assist in soliciting proxies for a base fee of  $6,500 plus reasonable and approved out-of-pocket expenses. Proxies may be solicited by officers, directors, and staff members of the Company personally, by mail, by telephone, or by other electronic means. The Company will also reimburse brokers, custodians, nominees, and fiduciaries for reasonable expenses in forwarding proxy materials to beneficial owners of the Company’s stock.

PROPOSAL ONE: ELECTION OF DIRECTORS
The Board currently consists of twelve (12) members divided into three (3) classes. One class is elected at each Annual Meeting to serve for a three-year term. As more fully described under “Proposal Two-Amendment to the Certificate of Incorporation of the Company to Declassify the Board,” the Board has adopted, subject to shareholder approval, amendments to the Company’s Certificate of Incorporation and Bylaws to eliminate the classified Board. If Proposal Two is approved by the Shareholders at the Annual Meeting, all directors will stand for election at the Annual Meeting to serve for a one (1) year term expiring at the Company’s Annual Meeting in 2021. If Proposal Two is not approved by the Shareholders, only the four (4) directors with a term expiring in 2020 will stand for election at this Annual Meeting to serve for a three-year term expiring at the Company’s Annual Meeting in 2023.
All nominees have indicated a willingness to serve, and the Board knows of no reason to believe that any nominee will decline or be unable to serve if elected. The twelve (12) members of the Board whose terms will continue beyond the Meeting (including the nominees for election at the Meeting, if elected) are expected to continue to serve on the Board until their respective terms expire or until they reach the mandatory retirement age in accordance with the Company’s Bylaws.
The nominees who receive the greatest number of votes “for,” represented in person or by proxy at the Meeting, will be elected directors, subject to the Company’s majority voting standard set forth below. Abstentions and broker non-votes will not have an impact on the election of directors. All proxies in proper form which are received prior to the election of directors at the Meeting will be voted “FOR” the nominees listed below, unless authority is withheld in the space provided on the proxy card. In the event any nominee declines or is unable to serve, the proxy agents intend to vote for the election of a successor nominee, if any, as the Board may recommend.
Notwithstanding the application of plurality voting in the election of directors, under the Company’s majority voting standard policy adopted by the Board, if the election of directors is uncontested, a director nominee who does not receive the votes of at least the majority of votes cast with respect to such nominee’s election is expected to tender to the Board his or her resignation promptly following the certification of election results. The Governance Committee of the Board will make a recommendation to the Board whether to accept or reject such resignation. The Board will act on the resignation, taking into consideration the Governance Committee’s recommendation, and will publicly disclose the decision and its rationale within 90 days of the certification of the election results. If the Board does not accept the resignation, the director will continue to serve until his or her successor is duly elected or any earlier resignation, removal or separation. If the Board accepts the nominee’s resignation, then the Board may, in its sole discretion, fill any resulting vacancy or decrease the size of the Board pursuant to the Company’s Bylaws.
In the event that Proposal Two is approved by the Shareholders, the Governance Committee has nominated the following persons to serve as directors for a one (1) year term until the 2021 Annual Meeting:
• Brian R. Ace	• John Parente
• Mark J. Bolus	• Raymond C. Pecor, III
• Jeffrey L. Davis	• Sally A. Steele
• Neil E. Fesette	• Eric E. Stickels
• Michael R. Kallet	• Mark E. Tryniski
• Kerrie D. MacPherson	• John F. Whipple, Jr.
In the event Proposal Two is not approved by the Shareholders, the Governance Committee has nominated the following persons to serve as directors for a three (3) year term until the 2023 Annual Meeting:
•
Brian R. Ace

•
Michael R. Kallet

•
John Parente

•
John F. Whipple, Jr.

THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH NOMINEE AS DIRECTOR.

The Board of Directors
Set forth below are the current directors of the Company, their ages, their positions with the Company, the length of their directorship, and the term expiration as of April 1, 2020.
Board of Directors
Name	Age	Position held with the Company	Director Since(a)(b)	Current Term Expires
Brian R. Ace	65	Director	2003	2020
Mark J. Bolus	54	Director	2010	2022
Jeffrey L. Davis	67	Director	2017	2022
Neil E. Fesette	54	Director	2010	2021
Michael R. Kallet	69	Director	2015	2020
Kerrie D. MacPherson	61	Director	2019	2022
John Parente	53	Director	2010	2020
Raymond C. Pecor, III	51	Director	2017	2021
Sally A. Steele	64	Chair of the Board	2003	2021
Eric E. Stickels	58	Director	2015	2022
Mark E. Tryniski	59	Chief Executive Officer and President	2006	2021
John F. Whipple, Jr.	64	Director	2010	2020

(a)
Other than (1) Mr. Tryniski who has served as a director of CONMED Corporation since 2007, (2) Mr. Kallet who served as a director of Oneida Financial Corp. from 1997 until December 2015, (3) Mr. Stickels who served as a director of Oneida Financial Corp. from December 2013 until December 2015, (4) Mr. Davis who served as a director of Merchants Bancshares, Inc. (“Merchants”) from 1993 until May 2017, and (5) Mr. Pecor who served as a director of Merchants from 2012 until May 2017, no nominee or continuing Director of the Company holds, or has held in the past five years, a directorship with any public company (other than the Company) which is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or with any company which is a registered investment company under the Investment Company Act of 1940.

(b)
Subject to the exercise of the fiduciary duties of the Board, Messrs. Davis and Pecor were nominated to the Board pursuant to the Agreement and Plan of Merger, dated October 22, 2016, by and between the Company and Merchants.

For each nominee standing for election at the Meeting and for each director of the Company whose term of office continues after the Meeting, the Governance Committee considered the business experience set forth below to determine that such director is qualified to serve on the Board. The following information describes the experience and attributes held by each member of the Board relevant to his or her qualifications to serve on the Board and includes the business experience for the past five (5) years for each of the nominees and directors:
Directors with a Term Expiring in 2020
Brian R. Ace currently serves as a member of the Compensation Committee, Risk Committee, and Trust and Financial Services Committee and Vice Chair of the Governance Committee. Mr. Ace is the former President of Laceyville Hardware and brings to the Board his business experience and an understanding of the business environment in Northeast Pennsylvania. He also has over 30 years of experience serving as a director of a national bank and previously served on the Company’s Audit, Nominating and Compensation Committees. Because of this significant period of service, Mr. Ace is thoroughly familiar with the duties and responsibilities of public company audit, nominating and compensation committees and brings this knowledge and expertise to the committees on which he serves.

Michael R. Kallet is the Chair of the Trust and Financial Services Committee and serves as a member of the Risk Committee. He has over 40 years of experience in the banking industry previously serving as the Chief Executive Officer of Oneida Financial Corp. and Oneida Savings Bank. In addition to his service as an executive, Mr. Kallet served as a director of Oneida Savings Bank and its parent company, Oneida Financial Corp., including service as the Chair of both of the Boards. During his tenure at Oneida Savings Bank, Mr. Kallet has served as an active member of the Asset/Liability, Officer Loan, Trust Investment and Marketing Committees. Mr. Kallet is actively involved in the community and serves as Vice Chairperson of the Oneida Healthcare Center, a regional hospital headquartered in Oneida, New York. Mr. Kallet is a seasoned banker with significant knowledge and experience relating to public companies and bank holding companies and has significant ties to the Mohawk Valley region of Central New York.
John Parente is the Chair of the Strategic/ Executive Committee, Vice Chair of the Risk Committee and a member of the Audit and Compliance Committee. Over the course of his business career, he has developed broad expertise by serving in various management positions in a range of business ventures, including companies engaged in manufacturing, real estate, construction, banking, distribution, and media including service as the Chief Executive Officer of CP Media, LLC, an owner and operator of broadcast television stations headquartered in Wilkes-Barre, Pennsylvania. He holds an ownership interest and serves on the Board of Directors of Lackawanna Casualty Company, Lackawanna American Insurance Company, and Lackawanna National Insurance Company. He also holds an ownership interest and serves on the Board of Directors of Sordoni Construction Services and Sordoni Construction Company, regional construction companies with operations in Pennsylvania, New Jersey and New York. He developed significant banking experience through his prior involvement as a founding director of a bank located in Pennsylvania. In addition to his broad business experience, Mr. Parente provides the Board with significant risk management expertise and insights into the economic opportunities in the Northeast Pennsylvania region, which is a key geographic area for the Company.
John F. Whipple, Jr. is Chair of the Audit and Compliance Committee and a member of the Risk Committee and the Governance Committee. He is the Chief Executive Officer of Buffamante Whipple Buttafaro, P.C., a regional certified public accounting and business advisory firm with offices in Olean, Jamestown and Orchard Park, New York. Mr. Whipple is a certified public accountant with over 30 years of experience in advising Western New York businesses and individuals on tax planning, structuring of business transactions, financing transactions and strategic planning for businesses. The Board has deemed him an “audit committee financial expert” as defined by the SEC rules. Mr. Whipple provides the Board with significant management experience, as well as expertise with respect to corporate finance, accounting and the analysis of public company financial statements and related SEC filings.
Directors with a Term Expiring in 2021
Neil E. Fesette serves as the Chair of the Company’s Compensation Committee and a member of its Strategic/ Executive, Risk and Governance Committees. He is the President and Chief Executive Officer of Fesette Realty, LLC and Fesette Property Management in Plattsburgh, New York specializing in residential and commercial brokerage, property management, and real estate investment, development and consultation. He has extensive expertise in the real estate market in Upstate New York and key geographic markets where the Company operates. Plattsburgh is one of the Bank’s primary regions and Mr. Fesette’s knowledge regarding its economic development and areas of opportunity is a substantial benefit to the Board. Over the course of his service on the Board, Mr. Fesette has developed an expertise with corporate governance matters and succession planning, which are key skills required for his service on the Compensation and the Governance Committees. Mr. Fesette is also involved in the community and serves as a director of Champlain Valley Physicians Hospital.
Raymond C. Pecor, III serves as a member of the Company’s Compensation Committee, Risk Committee, and Trust and Financial Services Committee. He has over nine years of experience in the banking industry having served as a member of Merchants Bank’s Board of Directors from 2009 through May 2017 and a member of Merchants’ Board of Directors from 2012 through May 2017. Over the course of his tenure on Merchants’ Board of Directors, he has served on its Audit, Compensation and Governance Committees, and as the Chair of its Loan Committee. Mr. Pecor has significant entrepreneurial experience developed through the creation and sale of a franchise he developed in college. Currently, he is the President of Lake Champlain Transportation Company, a key regional transportation company responsible for the ferry service for the Lake Champlain area, and serves on the board of the Champlain Valley Expo. Mr. Pecor provides the Board with business and management experience, public company experience developed through his tenure on the Board of Directors of Merchants, customer service, crisis response, leadership and risk management experience, and an understanding of the Vermont market and its industries, including transportation and telecommunications.
Sally A. Steele serves as the Chair of the Company’s Board. She is an attorney from Tunkhannock, Pennsylvania and has extensive experience in her legal practice with natural gas drilling in the Marcellus Shale region of Pennsylvania and the economic impact of such activities in key markets for the Company. She has developed extensive public company oversight experience gained from more than 30 years of service as a director of national banks and banking holding companies. Ms. Steele has also gained significant mergers and acquisition experience through her prior board service and has a thorough understanding of the evaluation of acquisition opportunities and issues related to evaluating potential transactions. Ms. Steele provides the Board with significant corporate governance and leadership expertise through her prior experience chairing the Company’s Governance Committee and her prior service on the board of another public company.
Mark E. Tryniski has served as the President and Chief Executive Officer (“CEO”) of the Company since 2006, and previously served the Company in the positions of Chief Operating Officer and Chief Financial Officer. Prior to joining the Company in 2003, Mr. Tryniski was a partner of PricewaterhouseCoopers LLP where he gained extensive experience in the financial service industry, manufacturing, and a broad array of business sectors. Mr. Tryniski serves as a director of a medical technology public company where he is the Chairman of the Board of Directors. He also serves on the Board of Directors of the New York Bankers Association and the New York Business Development Corporation. The Board believes that the senior officer of management should be a member of the Board. As the current President and CEO of the Company, Mr. Tryniski is familiar with all of the Company’s businesses and provides the Board with insights on all aspects of the Company’s challenges, opportunities, and operations. Because of his prior financial and business experience and with his service on another public company board, Mr. Tryniski also provides the Board with a comprehensive perspective on a broad range of business issues and additional corporate governance expertise.
Directors with a Term Expiring in 2021
Mark J. Bolus is the Chair of the Risk Committee and serves as a member of the Company’s Compensation Committee and Strategic/ Executive Committee. He is the President and Chief Executive Officer of Bolus Motor Lines, Inc. and Bolus Freight Systems, Inc., a transportation company serving the Northeast, Midwest, and Mid-Atlantic regions of the United States from its headquarters in Scranton, Pennsylvania and has 30 years of management experience in the freight transportation industry. His business experience provides the Board with insight into the economic and business environment in Upstate New York and Northeast Pennsylvania, key geographic markets for the Company. The Board also benefits from his considerable experience in real estate matters.
Jeffrey L. Davis serves as Chair of the Governance Committee and as a member of the Company’s Audit and Compliance Committee and Risk Committee. He has over 25 years of experience in the banking industry having served as a member of the Board of Directors of Merchants and Merchants Bank since 1993. He served as Chairman of Merchants’ Board of Directors from February 2015 through May 2017. Over the course of his tenure on Merchants’ Board of Directors, he has participated on its Audit, Compensation and Governance Committees. He is President of J.L. Davis, Inc., a construction and development firm, the former President of The Champlain Valley Exposition, and President of Taft Corners Associates, a development firm, and has extensive experience with the New England business environment. He is also a trustee emeritus of the University of Vermont in Burlington, Vermont, and a former president of the Vermont Special Olympics. Mr. Davis provides the Board with business and management experience, public company governance, and strategic planning experience developed through his tenure on the Board of Directors of Merchants, credit knowledge, crisis and risk management experience, and an understanding of the economics of the New England region.

Kerrie D. MacPherson serves as a member of the Company’s Audit and Compliance Committee and Risk Committee. She became a member of the Boards of Community Bank, N.A. and Community Bank System, Inc. in November 2019. Ms. MacPherson previously served as a senior partner of Ernst & Young, LLP (“EY”) where she served as an auditor and in leadership roles in transaction advisory services in EY’s Toronto, Canada and New York offices, working with clients across a broad array of industries over 32 years and developing extensive experience in the financial services sector. Ms. MacPherson is a Fellow of the Chartered Professional Accountants of Ontario, the highest distinction conferred by the organization, and has also received other professional recognition. The Board has deemed Ms. MacPherson an “audit committee financial expert” as defined by SEC rules. Ms. MacPherson serves on the Board of Directors of New York City Harvest, a non-profit focused on feeding the hungry in New York City where she Co-Chairs the Governance Committee and is a member of the Executive Committee. She formerly chaired City Harvest’s Audit Committee. She also serves on the Dean’s Advisory Board and Global Advancement Board for the University of Toronto’s Rotman School.
Eric E. Stickels serves as a member of the Risk Committee, Trust and Financial Services Committee, and Strategic/ Executive Committee. He has over 35 years of experience in the banking industry previously serving in various leadership, operational and financial positions with Oneida Savings Bank and its bank holding company, Oneida Financial Corp. He also served on the Board of Directors of Oneida Financial and Oneida Savings Bank and as a member of their Asset/Liability, Trust Investment, Compliance, Information Technology, Officer Loan and Marketing Committees. Mr. Stickels has significant knowledge and experience relating to bank operations, public companies and bank holding companies and their financial reporting obligations and risk management requirements. During the course of his tenure at Oneida Financial Corp., he gained significant risk management experience with direct supervision of the risk management programs at the institution and its financial subsidiaries. Mr. Stickels’ risk management experience has been a great asset to the Board and led to his selection as the Chair of the Stress Testing Subcommittee which existed from 2017 to 2019 as part of the Bank’s preparation for crossing the $10 billion in assets threshold. Mr. Stickels’ significant financial expertise also satisfies the requirements of an “audit committee financial expert” as defined in the SEC rules. Mr. Stickels is actively involved in the community and has served as a member of the executive committee of NYSARC, Inc., a statewide non-profit provider of services for individuals with intellectual and other developmental disabilities. He also has significant ties to the Mohawk Valley region of Central New York.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND
EXECUTIVE OFFICERS
The following table sets forth certain information regarding the beneficial ownership of the Company’s common stock as of March 23, 2020, by
•
Each person, or group of affiliated persons, known to us to beneficially owned more than 5% of the outstanding shares of the Company’s common stock;

•
Each director;

•
Each person who was a named executive officer; and

•
All of the Company’s directors and executive officers as a group.

The percentages shown in the following table are based upon 51,975,984 shares of common stock outstanding as of March 23, 2020. Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting and investment power with respect to shares. The number of shares beneficially owned by a person includes shares subject to options held by that person that were exercisable as of March 23, 2020, or within 60 days of that date. The shares issuable under those options are treated as if they were outstanding for computing the percentage of ownership of the person holding those options, but are not treated as if they were outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated below, to the Company’s knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by a spouse under applicable law.

Set forth below is information about the number of shares of the Company’s common stock beneficially owned by the directors and executive officers of the Company:
Name	Amount and Nature of Beneficial Ownership(a)(b)(c)	Percentage of Class
Directors
Brian R. Ace	97,596(d)	*
Mark J. Bolus	126,014(d)	*
Jeffrey L. Davis	14,853(d)	*
Neil E. Fesette	12,103(d)	*
Michael R. Kallet	60,656(d)	*
Kerrie D. MacPherson	368	*
John Parente	95,554	*
Raymond C. Pecor, III	16,176(d)	*
Sally A. Steele	82,295(d)	*
Eric E. Stickels	46,542	*
Mark E. Tryniski	258,328	.50%
John F. Whipple, Jr.	29,310(d)	*
Executive Officers
Scott A. Kingsley	119,216	*
Joseph E. Sutaris	19,125	*
George J. Getman	97,275	*
Joseph F. Serbun	25,888	*
Number of shares of Company common stock beneficially owned by all directors, persons chosen to become directors and executive officers of the Company as a group (16 persons)	1,101,299	2.10%

*
Represents less than .25% of the Company’s outstanding shares.

(a)
Represents all shares as to which the named individuals possessed sole or shared voting or investment power as of March 23, 2020. Includes shares held by, in the name of, or in trust for, the spouse and dependent children of the named individual and other relatives living in the same household, even if beneficial ownership has been disclaimed as to any of these shares by the nominee or Director.

(b)
The listed amounts include shares as to which certain directors and named executive officers are beneficial owners but not the sole beneficial owners as follows: Mr. Ace holds 6,193 shares jointly with his wife, his wife holds 144 shares, and 20,188 shares are held in Mr. Ace’s simplified employee pension plan; Mr. Bolus holds 50,872 shares jointly with his wife, 7,147 shares as Trustee of the Mark Bolus Trust, 4,917 shares as Trustee of the Austin Bolus Trust, 4,917 shares as Trustee of the Noah Bolus Trust, 4,917 shares as Trustee of the Paige Bolus Trust, 4,917 shares as Trustee of the Taylor Bolus Trust, and 834 shares are held by his children; Mr. Davis’ spouse holds 858 shares; Mr. Getman’s wife holds 895 shares and he is the beneficial owner of 5,914 shares held by the Company’s 401(k) Plan; Mr. Kallet’s wife owns 8,759 shares; Mr. Kingsley is the beneficial owner of 6,266 shares held by the Company’s 401(k) Plan; Mr. Pecor holds 6,392 shares in trust as trustee for trusts holding Company stock for the benefit of his niece and nephew (Mr. Pecor disclaims beneficial ownership of the shares held in these trusts); Mr. Serbun is the beneficial owner of 1,187 shares held by the Company’s 401(k) Plan; Mr. Stickels’ wife is the beneficial owner of 8,677 shares held by the Company’s 401(k) Plan; Ms. Steele holds 56,188 shares jointly with her husband and 2,585 shares are owned jointly with her brother; Mr. Sutaris is the beneficial owner of 1,605 shares held by the Company’s 401(k) Plan; and Mr. Tryniski holds 98,512 shares jointly with his wife and is the beneficial owner of 18,496 shares held by the Company’s 401(k) Plan.

(c)
Includes shares that the following individuals currently have the right to acquire, or will have the right to acquire within 60 days of March 23, 2020, through exercise of stock options issued by the Company: Mr. Ace, 36,679 shares; Mr. Bolus, 20,770 shares; Mr. Fesette, 3,631 shares; Mr. Getman, 51,545 shares; Mr. Kingsley, 62,295 shares; Mr. Parente, 31,607 shares; Mr. Pecor, 1,194 shares; Mr. Serbun, 12,449 shares; Ms. Steele, 20,001 shares; Mr. Sutaris, 11,308 shares; Mr. Tryniski, 90,407 shares; and Mr. Whipple, 29,041 shares. These shares are included in the total number of shares outstanding for the purpose of calculating the percentage ownership of the foregoing individuals and of the group as a whole, but not for the purpose of calculating the percentage ownership of other individuals listed in the foregoing table.
(d)
In addition to the number of shares of common stock reported as beneficially owned, the following Directors have elected to defer cash director fees under the director deferred compensation plan resulting in such Directors holding at risk share equivalent units (“units”), which are subject to fluctuations in the market price of the Company’s stock, in the following amounts as of March 23, 2020: Mr. Ace, 12,457 units; Mr. Davis 57,732 units; Mr. Fesette, 7,137 units; Mr. Kallet, 4,908 units; Mr. Pecor, 9,784 units; Ms. Steele, 15,645 units; and Mr. Whipple, 11,641 units.

Set forth below is information about the number of shares held by persons the Company knows to be the beneficial owners of more than 5% of the Company’s outstanding common stock as of March 23, 2020.
Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percent of Class(4)
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	7,274,216(1)	14.00%
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	6,078,465(2)	11.69%
State Street Corporation State Street Financial Center One Lincoln Street Boston, MA 02111	3,971,977(3)	7.64%

(1)
The information is based on a Schedule 13G filed with the SEC on February 4, 2020 reporting the beneficial ownership as of December 31, 2019. BlackRock, Inc. reported that it has sole voting power with respect to 7,165,182 shares and sole dispositive power with respect to all shares listed.

(2)
The information is based on a Schedule 13G filed with the SEC on February 12, 2020 reporting the beneficial ownership as of December 31, 2019. The Vanguard Group, Inc. reported that it has sole voting power with respect to 50,374 shares and sole dispositive power with respect to 6,025,396 shares.

(3)
The information is based on a Schedule 13G filed with the SEC on February 13, 2020 reporting the beneficial ownership as of December 31, 2019. State Street Corporation reported that it has sole voting power with respect to 0 shares and sole dispositive power with respect to 0 shares.

(4)
The ownership percentages set forth in this column are based on the assumption that each of the beneficial shareholders continued to own the number of shares reflected in the table above on March 23, 2020.

INFORMATION ABOUT OUR EXECUTIVE OFFICERS
The following provides certain business experience for the past five (5) years with respect to individuals who served as the Company’s executive officers during fiscal year 2019. Information concerning Mr. Tryniski, who serves as the Company’s Chief Executive Officer and President, is provided in “Proposal One — The Election of Directors” above.
Executive Officers Who Are Not Directors
Name	Age	Position with the Company
Scott A. Kingsley	55	EVP and Chief Operating Officer
Joseph E. Sutaris	52	EVP and Chief Financial Officer
George J. Getman	63	EVP and General Counsel
Joseph F. Serbun	59	EVP and Chief Banking Officer
Scott A. Kingsley currently serves as EVP and Chief Operating Officer (“COO”). From August 2004 through June 1, 2018, Mr. Kingsley served as the EVP and Chief Financial Officer (“CFO”) of the Company. Prior to August 2004, he was the VP and CFO of Carlisle Engineered Products, Inc. On March 16, 2020, the Company announced that Mr. Kingsley will retire from his position as EVP and COO, effective June 30, 2020.
Joseph E. Sutaris currently serves as EVP and CFO. From November 2017 to June 2018, Mr. Sutaris was the SVP — Finance and Accounting. From September 2016 to November 2017, he served as the Bank’s Director of Municipal Banking. From April 2011 to September 2016, he was the SVP of the Central Region of the Bank. Prior to April 2011, Mr. Sutaris was the EVP, CFO, Treasurer and Secretary of Wilber Corp. and Wilber National Bank.
George J. Getman currently serves as EVP and General Counsel. Prior to January 2008, Mr. Getman was a senior partner at the law firm of Bond, Schoeneck & King, PLLC in Syracuse, New York.
Joseph F. Serbun was appointed EVP and Chief Banking Officer on March 16, 2020, having previously served as EVP and Chief Credit Officer (“CCO”) since June 1, 2018. From June 2010 through June 1, 2018, he was SVP and CCO and previously served as a Vice President and Commercial Team Leader of the Bank (January 2008 – June 2010). Prior to January 2008, Mr. Serbun was a Vice President at JPMorgan Chase Bank, N.A. in Syracuse, New York.

CORPORATE GOVERNANCE
The Company’s corporate governance structure fosters principled actions, informed and effective decision-making, and appropriate monitoring of compliance and performance.
Long-Term Alignment with Shareholders
•
Robust stock ownership guidelines for directors and named executives.

•
The Company’s policies prohibit short sales, transactions in derivatives, and hedging of Company stock by directors, executive officers and employees, and prohibits pledging of Company stock by directors, executive officers and employees without prior written consent from the Company.

• A significant portion of the executives’ compensation is contingent upon the achievement of strategic long-term and annual objectives established by the Board.

•
Cash-based incentive awards under the Company’s Management Incentive Plan are contingent upon the achievement of predetermined operational objectives created to drive Shareholder value and discourage excessive risk taking.

•
Equity-based incentive awards are structured to be conditioned upon the achievement of a mixture of long-term and annual goals to create incentives designed to enhance the long-term growth of the Company, including use of a three-year performance equity award.

Strong Commitment to Excellence on the Board	• Move to annual elections for all directors instead of three-year staggered terms.
• Addition of a new independent director to enhance the Board’s diversity, expertise and skill sets.

•
Separation of the Chair of the Board and CEO roles allows the CEO to focus his time and energy on operating and managing the Company while utilizing the independent Chair’s experience, perspective and oversight.

• Annual Board and Board Committee evaluations focused on improving Board and Committee performance.
• Majority voting standard for uncontested elections of directors provides for heightened accountability to the Company’s Shareholders.
The Company maintains a corporate governance section on its website which contains the Company’s principal governance documents including the Company’s Corporate Governance Guidelines, Codes of Conduct applicable to directors, executive officers and employees, the Company’s Whistleblower Policy, and the Committee Charters for the Audit and Compliance Committee, Compensation Committee, and the Governance Committee. These corporate governance documents are available on the Company’s website at http://ir.communitybanksystem.com/govdocs.aspx?iid=100185 or a copy will be provided free of charge to any shareholder or interested party who requests a copy from the Company.
Environmental, Social and Governance Highlights
The Company is committed to strengthening the communities it serves through employee volunteerism, corporate engagement and support with a focus on environmental responsibility and sustainability in serving the local communities where we do business. The Company is also committed to maintaining transparency in its governance.
The Company supports environmental responsibility and sustainability by encouraging recycling, responsible waste management practices, and energy conservation throughout the organization. The Company continues to evaluate opportunities to reduce energy consumption in areas such as facilities, equipment, and operations by moving to more efficient equipment, HVAC systems, lighting and use of technology solutions to reduce its energy usage. The Company recycles all of its electronics to ensure that harmless toxins do not end up in landfills and pollute the environment. Since 2018, the Bank has offered and encouraged the use of e-statements to its deposit customers. In 2019, the Company, through the Bank and its financial subsidiaries, implemented several initiatives to eliminate paper and move to electronic documentation in its business activities by expanding the use of online application platforms for account opening and lending products, as well as its internal administrative systems. During 2018 and 2019, the Company implemented various initiatives to eliminate traditional paper process work streams and move to electronic systems and documentation. The Bank is committed to expanding its use of and finding new ways to use electronic documentation to preserve natural resources and streamline its business processes, including broadening electronic execution solutions for various departments and operations.
For more than 150 years, Community Bank, N.A. has served the financial needs of its customers. The Bank participates in a number of lending programs offered by state and federal agencies designed to encourage first time home ownership, affordable home mortgages for those in lower and moderate-income groups, and mortgages for those living in rural areas that would not be eligible for traditional mortgage products. In addition, the Bank has designed the “No Closing Cost” mortgage product that affords borrowers the ability to attain home ownership while the Bank absorbs all mortgage related costs, including title, filing fees, bank legal fees, appraisal, application, and underwriting/processing fees, subject to, among other things, the borrower waiting three years to repay the mortgage. The Bank has a staff of consumer and commercial lending professionals who are dedicated to servicing those living in traditionally under-served neighborhoods within the Bank’s footprint with the goal of promoting financial literacy and access to affordable financing. It has financed multi-family properties and the renovation of vacant, abandoned, and dilapidated structures to help create improved living conditions. Because small businesses foster local economies by keeping money close to home and supporting neighborhoods and communities, the Bank also works with government agencies to offer lending programs to small businesses and agricultural loan products. The Bank has financed business projects that help enrich and revitalize the communities where it operates, including financing for health care facilities, solar energy companies, farming operations, addiction counseling services, churches, ambulance companies, and theaters. The goal of all of these efforts is to provide support and opportunities to cultivate robust communities for the Company’s customers, employees, and stakeholders.
At the same time, the Company is focused on strengthening the communities where it operates with financial support, in-kind donations and volunteer service. In 2019, the Company made $2.6 million in donations, grants and sponsorships in the Bank’s footprint of Upstate New York, Northeast Pennsylvania, Vermont and Western Massachusetts. The Company’s employees also give generously of their time and expertise by donating over 10,000 volunteer hours in 2019. They actively participated in over 2,500 causes and organizations, often by serving on the boards of leading community charities and organizations. The Bank also maintains and promotes a Financial Literacy program in which involves our branch staff going out into our communities to lead and teach financial literacy in group sessions ranging from school age children to senior citizens.
The Company is committed to providing a diverse and inclusive working environment. It offers programs designed to develop each individual’s talents in an open and productive work place to develop its next generation of leaders. The Company’s Human Resources function oversees and facilitates corporate-wide in-house and external leadership and professional development programs to provide various offerings that drive continuous improvement efforts toward a cohesive, evolving and diverse workforce. The focus is to bring self-awareness regarding biases and to drive behavioral change to build positive working relationships. Various programs, workshops and initiatives address key elements promoting inclusion, cultural diversity, gender equality, women leadership and development and a multi-generational workforce. The Human Resources department utilizes a dynamic online learning platform that is available to all employees at its various geographical locations to deliver interactive educational and training modules. These educational modules include training on diversity and inclusion, awareness of biases, anti-discrimination, and compliance, which are required for all employees. In addition, the system provides a vast library of industry-specific and development courseware to promote a learning culture and development of each individual’s potential.
The Company is committed to providing a superior level of customer care and support by safeguarding its customers’ data. The Company’s employees and business partners continually look for ways to provide the Company’s clients with enhanced product offerings while maintaining and enhancing its high level of cyber and information security controls to protect the Bank’s data, applications and networks. The Company has invested significant resources into staying abreast of potential cybersecurity threats. The Company believes it is important for all employees to have an understanding of the risks and regulations for security and cyber activities; therefore, it requires all employees to participate in on-going training programs on this topic throughout the year.
The Company further maintains a highly efficient and effective operations and risk management team to provide a comprehensive level of protection necessary to ensure the safety of its clients and colleagues while continuing to achieve shareholder value.
The Company is dedicated to being a financial industry leader in corporate governance and business ethics. The Board is composed of independent directors, other than the CEO, with diverse backgrounds who bring a wealth of knowledge and business experience to the Company. From the top down, the Company is committed to fostering an effective risk environment to protect and serve the interests of the Company, its customers, and its Shareholders. The Board has adopted the Code of Ethics and the Code of Conduct to make clear its expectation for the conduct of our directors, officers and employees. The Company ensures compliance with these Codes through training and monitoring so that the Company can maintain its track record of business success based upon the highest level of ethics and professionalism.
The Company is taking further steps to enhance its governance framework to align with best practices including recommending for Shareholder approval on amendment to its Certificate of Incorporation to declassify the Board.
Majority Voting Standard Policy
The Board has adopted a majority voting standard policy to provide Shareholders with a greater voice in the direction of the Company. Under the policy, if the election of directors is uncontested, a director nominee who does not receive the votes of at least the majority of votes cast with respect to such nominee’s election is expected to tender to the Board his or her resignation promptly following the certification of election results. The Governance Committee will make a recommendation to the Board that it either accept or reject such resignation based on relevant considerations. The Board will act on the resignation, taking into consideration the Governance Committee’s recommendation, and will publicly disclose its decision and the rationale behind its decision within 90 days of the certification of the election results. If the Board does not accept the resignation, the director may continue to serve until his or her successor is duly elected or any earlier resignation, removal or separation. If the Board accepts the nominee’s resignation, then the Board may, in its sole discretion, fill any resulting vacancy or decrease the size of the Board pursuant to the Company’ s Bylaws.
Director Independence
The New York Stock Exchange (“NYSE”) listing standards and the Company’s Corporate Guidelines require the Board to be comprised of at least a majority of independent directors. The Board has determined that 11 of the 12 Directors nominated to serve on the Board or continuing in office after the Meeting are independent under the NYSE standards and the Company’s Corporate Governance Guidelines.
For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationship with the Company. To assist it in determining director independence, the Board uses standards which conform to, or are more exacting than, the NYSE independence requirements. Under these standards, absent other material relationships, transactions or interests, a director will be deemed to be independent unless, within the preceding three years: (i) the director was employed by the Company or received more than $120,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation payments for prior service, (ii) the director was a partner of or employed by the Company’s independent auditor, (iii) the director is part of an interlocking directorate in which an executive officer of the Company serves on the Compensation Committee of another company that employs the director, (iv) the director is an executive officer or employee of another company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any fiscal year, exceeds the greater of one million dollars or 2% of the other company’s consolidated gross revenues, or (v) the director had an immediate family member in any of the categories in (i)  – (iv). In determining whether a director is independent, the Board reviews the stated standards but also considers whether a director has any direct or indirect material relationships, transactions or interests with the Company that might be viewed as interfering with the exercise of his or her independent judgment.
Based on these independence standards, the Board determined that the following individuals who served as directors during all or part of the last fiscal year were independent directors during such year and continue to be deemed independent by the Board: Brian R. Ace, Mark J. Bolus, Jeffrey L. Davis, Neil E. Fesette, Michael R. Kallet, Kerrie D. MacPherson, John Parente, Raymond C. Pecor, III, Sally A. Steele, Eric E. Stickels, and John F. Whipple, Jr.
Board Leadership Structure
The Company’s long-standing practice is to have a separation of the position of Chair of the Board and Chief Executive Officer. In addition, the Company maintains a Lead Director structure to provide an additional source of independent leadership for the Board in the event the Chair of the Board is not deemed to be an independent director. In the event the Chair is deemed not to be an independent director at any time, the Chair of the Audit and Compliance Committee will serve as the Lead Director of the Board and preside at executive sessions of the Board with respect to any matters which the Chair is deemed not to be independent.
The duties of the Lead Director include, but are not limited to, the following: (i) presiding at all meetings of the Board at which the Chair is not present and at executive sessions of the Board, (ii) serving as a liaison between the Chair and the independent directors, (iii) making recommendations and approving matters to be considered by the Board including agenda items, information to be provided to the Board and the schedule of meetings, (iv) authority to call meetings of the independent directors, and (v) serving as an independent point of contact for Shareholders wishing to communicate with the Board.
Both the Board Chair and Committee Chairs are subject to four year term limits, unless waived by the Board, providing for continuous development of strong leadership qualities on the Board. In addition, the Company encourages Committee Chairs and directors to participate in continuing board education opportunities and includes educational topics as a component of Board meetings over the course of each year.
Executive Sessions
Pursuant to the Company’s Corporate Governance Guidelines, the independent directors meet in executive sessions at the end of Board and Committee meetings as appropriate on a regular basis, without the Company’s management and non-independent directors present, to facilitate full discussion of important matters.
Annual Board and Committee Self-Evaluations
The Board conducts an annual self-evaluation that is intended to determine whether the Board, its committees, and each member of the Board are functioning effectively, and to provide them with an opportunity to reflect upon and improve processes and effectiveness. The Chair of the Governance Committee leads the evaluation process which includes a solicitation of director comments on an anonymous basis and compilation of written evaluative comments to identify issues and areas of focus in a robust discussion of the Board’s performance.
Each committee conducts its own annual self-evaluation and reports the results to the Board. Each committee’s evaluation includes an assessment of the committee’s compliance with its charter and the Company’s policies and procedures, as well as ways to improve committee processes and effectiveness.

Board Committees
The following table lists the current membership of the Company’s standing Board Committees.
Director	Audit & Compliance	Compensation	Governance	Risk	Trust & Financial Services	Strategic/ Executive
Brian R. Ace		✓	✓	✓	✓
Mark J. Bolus		✓		Chair		✓
Jeffrey L. Davis	✓		Chair	✓
Neil E. Fesette		Chair	✓	✓		✓
Michael R. Kallet				✓	Chair
Kerrie D. MacPherson	✓			✓
John Parente	✓			✓		Chair
Raymond C. Pecor, III		✓		✓	✓
Sally A. Steele				✓
Eric E. Stickels				✓	✓	✓
Mark E. Tryniski				✓
John F. Whipple, Jr.	Chair		✓	✓
Among its standing committees, the Company has an Audit and Compliance Committee, a Compensation Committee, a Risk Committee, and a Governance Committee. As described more fully in the Audit Committee Report contained in this Proxy Statement, the Audit and Compliance Committee reviews internal and external audits of the Company and the Bank and the adequacy of the Company’s and the Bank’s accounting, financial, and compliance controls, oversees regulatory compliance matters, and selects the Company’s independent auditors. The Audit and Compliance Committee held six meetings during 2019, and its present members are Directors John F. Whipple, Jr. (Chair), Jeffrey L. Davis, Kerrie D. MacPherson, and John Parente. The Board has determined that each of the Audit and Compliance Committee’s members is independent as defined by the NYSE rules. The Audit and Compliance Committee has adopted a written charter setting forth its composition and responsibilities, a copy of which is available at the Company’s website http://ir.communitybanksystem.com/govdocs.aspx?iid=100185 and in print free of charge to any person who requests a copy.
The Company’s Compensation Committee reviews and makes recommendations to the Company’s and the Bank’s Boards regarding compensation and employee benefits matters. As described more fully in the section entitled “Compensation Discussion and Analysis,” the Compensation Committee reviews the compensation of employees in the aggregate, and the salaries and performance of named executive officers are reviewed individually. The Compensation Committee held five meetings in 2019, and its present members are Directors Neil E. Fesette (Chair), Brian R. Ace, Mark J. Bolus, and Raymond C. Pecor, III. The Board has determined that each of the Compensation Committee’s members is independent as defined by the NYSE rules. The Compensation Committee has adopted a written charter setting forth its composition and responsibilities, a copy of which is available at the Company’s website http://ir.communitybanksystem.com/govdocs.aspx?iid=100185 and in print free of charge to any person who requests a copy.
The Company’s Governance Committee evaluates and maintains corporate governance policies and makes recommendations to the Board for nominees to serve as directors. The Governance Committee will consider written recommendations by Shareholders for nominees to serve on the Board which are sent to the Secretary of the Company at the Company’s principal executive offices. The Governance Committee held four meetings in 2019, and its present members are Directors Jeffrey L. Davis (Chair), Brian R. Ace, Neil E. Fesette, and John F. Whipple, Jr. The Board has determined that each of the Governance Committee’s members is independent as defined by the NYSE rules. The Governance Committee has adopted a written charter setting forth its composition and responsibilities, a copy of which is available at the Company’s website at http://ir.communitybanksystem.com/govdocs.aspx?iid=100185 and free of charge in print to any Shareholder or interested party who requests it.

The Board also has a Risk Committee which focuses on credit risk, liquidity, and interest rate risk and oversees the Company’s enterprise risk management functions. The Risk Committee is chaired by Director Mark Bolus and all of the directors serve on the committee.
Qualification of Directors
In considering candidates for the Board, the Governance Committee and the Board consider the entirety of each candidate’s credentials. Factors considered include, but are not necessarily limited to, outstanding achievement in a candidate’s personal career; broad and relevant experience; integrity; sound and independent judgment; experience and knowledge of the business environment and markets in which the Company operates; business acumen; and willingness to devote adequate time to Board duties. The Governance Committee considers diversity in the context of the Board as a whole including gender, race, ethnicity, personal characteristics, experience and background of directors and nominees to facilitate Board deliberations that reflect a broad range of perspectives. The Board believes that each director should have an understanding of  (i) the principal operational and financial objectives and plans and strategies of the Company, (ii) the results of operations and financial condition of the Company and of any significant subsidiaries or business segments, and (iii) the relative standing of the Company and its business segments in relation to its competitors. Prior to nominating an existing director for re-election to the Board, the Board and the Governance Committee consider and review, among other relevant factors, the existing director’s meeting attendance and performance, length of Board service, ability to meet regulatory independence requirements, and the experience, skills, and contributions that the director brings to the composition of the Board as a whole.
In selecting the current directors and nominees who serve on the Company’s Board, the Governance Committee considered each individual’s business experience set forth below and the foregoing qualifications. In addition, the Governance Committee considered each individual’s experience and knowledge of the banking and financial services industry, knowledge of and standing in key geographic markets in which the Company operates, experience and knowledge with the organization, business model and strategic plans related to the Company’s success, independence in judgment and regulatory standards, special skills relevant to overall composition of the Board, including financial and accounting expertise, service with public companies, and experience in real estate and commercial finance. The Governance Committee and the Board believe that each director and nominee brings his or her own particular expertise, knowledge and experience that provides the Board as a whole with the appropriate mix of skills, characteristics and attributes to work together and fulfill the Board’s oversight responsibilities to the Company’s Shareholders.
The Company’s Bylaws and Governance Guidelines provide for, among other things, (i) a mandatory retirement age of 70, (ii) advance notice prior to serving on another public company board, and (iii) review of continued Board membership in the event of a significant change in the responsibilities or job position of a director.
Communication with Directors
Shareholders and any interested parties may communicate directly with the Board by sending correspondence to the address shown below. In addition, Shareholders or interested parties may contact or communicate with the Company’s Lead Director, John F. Whipple, Jr., as a representative of the independent directors in the same manner. The receipt of any such correspondence addressed to the Board and the nature of its content will be reported at the next Board meeting and appropriate action, if any, will be taken. If a Shareholder or an interested party desires to communicate with a specific director, the correspondence should be addressed to that Director. Correspondence addressed to a specific director will be delivered to the Director promptly after receipt by the Company. The Director will review the correspondence received and, if appropriate, report the receipt of the correspondence and the nature of its content to the Board at its next meeting, so that the appropriate action, if any, may be taken.

Correspondence should be addressed to:
Community Bank System, Inc.
Attention: [Board of Directors or Specific Director]
5790 Widewaters Parkway
DeWitt, New York 13214-1883
Stock Ownership Guidelines
The Board has adopted stock ownership guidelines for senior executives of the Company which require (i) the CEO to own shares of Company common stock and share equivalents equal to at least four times his base salary, and (ii) the Chief Financial Officer and other Executive Vice Presidents to own shares of common stock or share equivalents equal to at least two times their base salary. Senior executive officers are required to retain shares received from stock option exercises or other equity awards, net of taxes, until they have satisfied the equity ownership requirements. All executive officers are in compliance with, or exceed, the requirements of the stock ownership guidelines established by the Company.
The Board has also adopted stock ownership guidelines for directors of the Company which require each director to own shares of Company common stock and share equivalent units equal in value to at least five times the annual base Board member retainer within six years of becoming a director. Under the guidelines, the qualifying share equivalent units consist of at risk units resulting from the director’s deferment of cash director fees under the deferred compensation plan. In addition, new directors are required to own at least $25,000 of common stock within one year of joining the Board. All directors exceed the requirements of the stock ownership guidelines.
Prohibition on Short Sales, Hedging and Derivative Transactions
The Company’s Policy Prohibiting Insider Trading (“Insider Trading Policy”) prohibits short sales, hedging, and transactions in put options, call options, or other derivative securities in the Company’s securities for all Company personnel, including directors, executive officers, and employees. In addition, the Insider Trading Policy also prohibits holding stock in a margin account or pledging of Company stock as collateral by directors, executive officers, and other employees unless written pre-approval is obtained from the Compliance Officer designated in the Insider Trading Policy.
Board’s Role in Risk Management Oversight
The Company does not view risk in isolation, but considers risk as part of its regular consideration of business strategy and business decisions. Assessing and managing risk is the responsibility of the Company’s management, which establishes and maintains risk management processes, controls, and policies to balance risk mitigation and creation of shareholder value. The Board oversees and reviews various aspects of the Company’s risk management efforts, either directly or through its committees, and exercises its risk oversight function in several ways. The Board reviews and approves various policies that address and mitigate material risks. This includes policies addressing credit risk, interest rate risk, investment risks, liquidity risks, operational risks, strategic risks and compliance/legal risks, among other matters. With respect to cybersecurity risk, the Board oversees the Company’s efforts to manage cybersecurity risk and senior management is responsible for the day-to-day management of cybersecurity risk, designing and implementing policies, processes and procedures to address and mitigate this risk. The Board and its committees receive periodic reports from and engage in discussions with senior management on the effectiveness of the Company’s cybersecurity program and review its inherent risks, the plans and programs designed to address these risks and monitor the Company’s progress. The Board also reviews and monitors enterprise risks through various reports presented by management, internal and external auditors, and regulatory examiners.
While the Board has primary responsibility for the oversight of the Company’s risk management, the Board’s standing committees support the Board by regularly addressing various risks in their respective areas of oversight. Specifically, the Company’s Risk Committee assists the Board in fulfilling its oversight responsibilities with respect to risk management in its oversight of various functions including review of periodic reports from management on risks related to credit risk, interest rate risk, liquidity risk, information technology, enterprise risk management, the Company’s corporate insurance program, lending activities, asset quality and the investment portfolio. The Audit and Compliance Committee approves and reviews the engagements and periodic reports of the Company’s independent auditor and internal audit department related to the Company’s financial statements and oversees areas of regulatory compliance, including Sarbanes-Oxley compliance. The Compensation Committee reviews and considers risks related to the Company’s compensation policies, including incentive plans to determine whether these plans subject the Company to excessive risks. The Governance Committee considers only director candidates with appropriate experience and temperament and continues to ensure appropriate corporate governance policies are in place. Each of the committee chairs updates the full Board at regular meetings concerning the activities of the committee, the significant issues it has discussed and the actions taken by the committee.
Compensation of Directors
The Board has adopted an all retainer-based compensation structure based on the recommendation of the Compensation Committee with input from Pearl Meyer & Partners (“Pearl Meyer”), an independent compensation consultant engaged by the Compensation Committee. The following table sets forth the annual retainer fees paid to the directors for their service on the Board and the various committees on which they serve in 2019, which reflects an increase of  $10,000 for the Board and Chair Retainers in September 2019:
Position	Board	Audit and Compliance Committee	Compensation Committee	Risk Committee	Governance Committee	Strategic/ Executive Committee	Trust and Financial Services Committee
Chair	$110,000	$20,000	$14,000	$10,000	$10,000	$10,000	$10,000
Member	$60,000	$10,000	$7,000	None	$5,000	None	$5,000
In addition to the increase in the cash retainers set forth above, the Board also approved an increase in the amount of annul equity compensation granted each year starting with the grant to be made in March 2020. The increase will be approximately $10,000.
The Company pays the travel expenses incurred by each director in attending meetings of the Board. Any executive officer serving on the Board does not receive compensation for attending Board and committee meetings.
Consistent with aligning director compensation with the long-term interests of Shareholders, the directors also receive a portion of their total compensation in the form of equity grants under the Company’s 2014 Long-Term Incentive Compensation Program, as amended (the “2014 Incentive Plan”). Starting in 2016, the directors could elect to receive the equity component of their compensation in the form of deferred stock units or non-statutory stock options of an equivalent amount. The Board believes that providing part of the directors’ compensation in the form of an annual equity award is consistent with the Company’s overall compensation philosophy of aligning the interests of individual directors with the long-term interests of the Company’s Shareholders, and enables the Company to continue to attract highly qualified individuals to serve on the Board.
The equity award grants reflected in the Director Compensation Table below were made under the 2014 Incentive Plan which allows for the issuance of deferred stock units and stock option grants in an amount determined by the Compensation Committee. Directors can elect to take their equity grants in the form of deferred stock units or stock options. The fair value of the deferred stock units and stock options are equivalent as of the grant date with the value of the annual equity award being determined by the Compensation Committee. Each stock option granted to a director is granted at an option price per share equal to the fair market value on the date of grant, and is exercisable on the date of grant, provided that shares of common stock acquired pursuant to the exercise of such options may not be sold or otherwise transferred by a director within six months of the grant. Each option remains exercisable after the grant date until the earlier of  (i) ten years from the date of grant, or (ii) termination of the optionee’s service on the Board for cause. Directors electing to take their equity award in the form of deferred stock units (in lieu of stock options) are allowed to defer receipt of the units to a future date of up to ten years following the grant date. The value of the deferred stock units track the market value of the Company stock and are ultimately paid out in shares of the Company stock on the deferred payment date. The director equity grants, in either the form of stock options or deferred stock units, are designed to provide a reasonable component of total director compensation that aligns director compensation with the long-term interests of the Shareholders.
The following table summarizes the annual compensation paid to each non-employee director for his or her service to the Board and its committees in 2019. The Company does not make payments (or have any outstanding commitments to make payments) to director legacy programs or similar charitable award programs.
DIRECTOR COMPENSATION
Name(1)	Fees Earned or Paid in Cash ($)	Deferred Stock Awards ($)(2)	Stock Option Awards ($)(3)	Total ($)
Brian R. Ace	$74,500	$34,220	$0	$108,720
Mark J. Bolus	$72,000	$34,220	$0	$106,220
Jeffrey L. Davis	$67,500	$34,220	$0	$101,720
Neil E. Fesette	$71,500	$34,220	$0	$105,720
Michael R. Kallet	$62,500	$34,220	$0	$96,720
Kerrie D. MacPherson	$5,833	$0	$0	$5,833
John Parente	$72,500	$0	$33,814	$106,314
Raymond C. Pecor, III	$64,500	$17,110	$16,907	$98,517
Sally A. Steele	$102,500	$34,220	$0	$136,720
Eric E. Stickels	$57,500	$34,220	$0	$91,720
John F. Whipple, Jr.	$77,500	$0	$33,814	$111,314

(1)
Mark E. Tryniski, President and CEO, does not receive any compensation for his service as a director. Mr. Tryniski’s compensation is set forth in the Summary Compensation Table.

(2)
The amounts in this column reflect the grant date fair value of deferred stock units computed in accordance with FASB ASC Topic 718 for equity awards granted in 2019 pursuant to the 2014 Incentive Plan. The deferred stock unit award was made and vested on March 20, 2019. As of December 31, 2019, each director had the following number of deferred stock units outstanding: Mr. Ace 3,720; Mr. Bolus 2,208; Mr. Davis 1,207; Mr. Fesette 3,720; Mr. Kallet 2,764; Mr. Pecor 925; Ms. Steele 583; and Mr. Stickels 1,414.

(3)
The amounts in this column reflect the grant date fair value of non-statutory stock options computed in accordance with FASB ASC Topic 718 for equity awards granted in 2019 pursuant to the 2014 Incentive Plan. The option award was made and vested on March 20, 2019, and the exercise price is $59.41. As of December 31, 2019, each director had the following number of options outstanding: Mr. Ace 36,679; Mr. Bolus 20,770; Mr. Davis 0; Mr. Fesette 3,631; Mr. Kallet 0; Ms. MacPherson 0; Mr. Parente 28,436; Mr. Pecor 1,194; Ms. Steele 20,001; Mr. Stickels 0; and Mr. Whipple 25,870.

Directors may elect to defer all or a portion of their cash director fees pursuant to the Company’s Deferred Compensation Plan for Directors. Directors who elect to participate in the plan designate the percentage of their director fees which they wish to defer (the “deferred fees”) and the date to which they wish to defer payment of benefits under the plan (the “distribution date”). The plan administrator establishes an account for each participating director and credits to such account (i) on the date a participating director would have otherwise received payment of his or her deferred fees, the number of deferred shares of the Company’s common stock which could have been purchased with the deferred fees, and (ii) from time to time such additional number of deferred shares which could have been purchased with any dividends which would have been received had shares equal to the number of shares credited to the account actually been issued and outstanding. On the distribution date, the participating director shall be entitled to receive shares of Company common stock equal to the number of deferred shares credited to the director’s account either in a lump sum or in annual installments over a three, five, or ten year period. The effect of the plan is to permit directors to invest deferred director fees in Company stock, having the benefit of any stock price appreciation and dividends as well as the risk of any decrease in the stock price. To the extent that directors participate in the plan, the interests of participating directors will be more closely associated with the interests of the Shareholders. No earnings are deemed above-market or preferential on compensation deferred under the Deferred Compensation Plan for the Directors. Directors currently participating in the plan hold at risk share equivalent units (based on cash fees directors have deferred under the plan), which are subject to market price fluctuations in the Company’s stock in the following amounts as of December 31, 2019: Mr. Ace 15,461 units; Mr. Bolus 4,829 units; Mr. Davis, 57,0741 units, Mr. Fesette 9,778 units; Mr. Kallet 4,597 units; Mr. Pecor, 10,4571 units; Ms. Steele 18,696 units; and Mr. Whipple 11,574 units.
Transactions With Related Persons
Various directors, executive officers and other related persons of the Company and the Bank (and members of their immediate families and corporations, trusts, and other entities with which these individuals are associated) are indebted to the Bank through business and consumer loans offered in the ordinary course of business by the Bank. All such loans were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Bank, and did not involve more than the normal risk of collectability or present other unfavorable features. The Company expects that the Bank will continue to have banking transactions in the ordinary course of business with its directors, executive officers and other related persons on substantially the same terms, including interest rates and collateral, as those then prevailing for comparable transactions with others.
The Company has a Related Party Transaction Policy, administered by the Audit and Compliance Committee, which provides procedures for the review and approval of related party transactions involving the Company’s directors, executive officers, director nominees, and other related persons. In deciding whether to approve such related party transactions, the Audit and Compliance Committee will consider, among other factors it deems appropriate, whether the transaction is on terms comparable to those generally available to nonaffiliated parties and is consistent with the best interests of the Company. For purposes of this policy, a “related party transaction” is a transaction, arrangement, or relationship or series of similar transactions, arrangements or relationships in which (i) the Company or one of its subsidiaries is involved, (ii) the amount involved exceeds $100,000 in any calendar year, and (iii) a related party has a direct or indirect material interest. Related persons include executive officers, directors, director nominees, beneficial owners of more than 5% of the Company’s stock, immediate family members of any of the foregoing persons, and any firm, corporation or other entity in which any of the foregoing persons has a direct or indirect material interest. The Audit and Compliance Committee reviews and approves all related person transactions after its determination that such transactions are performed at market terms and consistent with the best interests of the Company.
Compensation Committee Interlocks and Insider Participation
Brian R. Ace, Mark J. Bolus, Neil E. Fesette, and Raymond C. Pecor, III served on the Compensation Committee for all or part of 2019. There were no Compensation Committee interlocks or insider (employee) participation during 2019.
Director Meeting Attendance
The Board held seven regular meetings and two special meetings during the fiscal year ended December 31, 2019. During this period, each director of the Company attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by committees of the Board on which he or she served.
The Company encourages all directors to attend each Annual Meeting of Shareholders. All of the directors attended the Company’s Annual Meeting of Shareholders held on May 15, 2019.

(1)
Included in the units for Mr. Davis and Mr. Pecor are 54,870 and 8,353 share units, respectively, that are a result of deferred directors fees from Merchants which were converted to Company stock at the time of the merger.

Code of Ethics
The Company has a Code of Ethics for its directors, officers and employees. The Code of Ethics requires that individuals avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner, and otherwise act with integrity and in the best interests of the Company. In addition, the Code of Ethics requires individuals to report illegal or unethical behavior they observe.
The Company also has adopted a Code of Ethics for Senior Executive Officers that applies to its chief executive officer, chief financial officer, and other senior officers performing similar functions. This Code of Ethics is intended to promote honest and ethical conduct, full and accurate reporting, and compliance with laws and regulations.
The text of each Code is posted on the Company’s website at http://ir.communitybanksystem.com/govdocs.aspx?iid=100185 and is available in print free of charge to any Shareholder or interested party who requests it. The Company intends to report and post on its website any amendment to or waiver from any provision in the Code of Ethics for Senior Executive Officers as required by SEC rules.

COMPENSATION DISCUSSION AND ANALYSIS
Introduction
This section contains a description and analysis of the Company’s executive compensation policies and practices. The Compensation Committee of the Board reviews and administers the Company’s compensation policies and practices for the executive officers of the Company, including the individuals listed in the compensation disclosure tables (the “named executives”). The Compensation Committee currently consists of four members of the Board, each of whom is an independent, non-employee director.
In administering compensation policies and practices, the Committee seeks to (i) link the Company’s compensation program with the Company’s performance for the named executives so that a significant portion of their total compensation is tied to the Company’s performance and pre-established tactical goals, (ii) align the executives’ interests with those of the Company’s Shareholders, (iii) retain key executive talent, and (iv) ensure compensation policies and incentive plans do not motivate excessive risk taking. The Committee achieves the objective of linking the named executives’ compensation to the Company’s performance by using a combination of incentive-based cash and equity award components. The Company’s annual cash incentive program is a variable, at-risk component of the named executives’ salary that is directly tied to the achievement of annual tactical goals. The Committee establishes these pre-determined goals each year because it believes the achievement of the targets identified focuses the efforts of the named executives and management on objectives which will drive the growth and sustainability of the organization. The Committee uses a combination of time-based vesting of restricted stock and stock options and long-term performance-based vesting of equity awards tied directly to long-term shareholder value creation. The vesting of the three-year performance-based equity awards depends on the achievement of objective target goals (threshold, target and maximum levels) comparing the Company’s total shareholder returns against an objective market index, KBW Regional Banking Index (KRX), over a three-year measurement period which creates a substantial, at risk component of executive compensation directly tied to the Company’s long-term performance. The granting of time-based equity awards aligns the interests of the named executives with the interests of the Company’s Shareholders by promoting stability and the retention of a high-performing executive team over the longer term through the use of vesting schedules that generally requires continuous service over multiple years.
The Committee considers, as part of its oversight of executive compensation, the results of the Shareholders’ annual advisory vote on executive compensation (“say-on-pay proposal”). At the Company’s Annual Meeting of Shareholders held in May 2019, approximately 97% of the votes cast on the say-on-pay proposal at that meeting were voted in favor of the Company’s executive compensation program. The Compensation Committee believes this vote affirms the Shareholders’ support of the Company’s approach to executive compensation; however, the Committee will continue to oversee the executive compensation programs consistent with the objectives set forth herein and consider the outcome of the Company’s future say-on-pay votes, regulatory changes and emerging best practices when making future compensation decisions for the named executives.
Executive Summary
In fiscal year 2019, the Company delivered strong operating performance and continued positive and long-term performance trends in many areas including operating earnings, credit quality, revenue growth, expense management and dividends declared as noted below:
	2019	2018	Percentage Change
Net Interest Income	$359.2 million	$345.1 million	4.09%
Non-interest Income	$230.6 million	$224.1 million	2.93%
Total Operating Expenses(1)	$363.4 million	$346.1 million	5.02%
Net Income	$169.1 million	$168.6 million	0.25%
Net Income, operating(2)	$172.1 million	$167.8 million	2.56%
Operating Earnings per Share(2)	$3.29	$3.23	1.86%
Net Charge-Offs/ Average Loans	0.12%	0.15%	(20.00)%
Dividends Declared per Share	$1.58	$1.44	9.72%

(1)
Excluding acquisition expenses.

(2)
Excludes acquisition expenses, gain on sales of investment securities, unrealized gain on equity securities and loss or debt extinguishment, net of tax effects.

The Company has consistently returned significant value to its Shareholders. Its total annualized shareholder returns as compared to bank-specific and general indices over multiple periods over the past 12 years are set forth below:
Total Shareholder Returns(1)(2)
	1 Year	3 Years	5 Years	10 Years	12 Years
Community Bank System	24.7%	7.3%	16.3%	17.6%	15.0%
S&P 600 Commercial Bank Index	20.5%	2.0%	10.3%	13.3%	5.7%
KBW Regional Bank Index	23.9%	1.3%	8.9%	11.5%	5.5%
S&P 500 Index	31.5%	15.3%	11.7%	13.5%	9.1%
Dow Jones Industrial Average Index	25.3%	15.7%	12.6%	13.4%	9.4%

(1)
Annual equivalent through December 31, 2019, including reinvestment of dividends.

(2)
Source: Bloomberg, L.P.

Reflecting the Company’s focus on sustainable long-term returns for its Shareholders, the Company increased its quarterly cash dividend to Shareholders by 8%, to $0.41 per share, in August 2019, marking the 27th consecutive year of annual increases in its cash dividend.
After considering the Company’s operating performance, total Shareholder returns over the prior three years, and achievement of predetermined objectives, the Compensation Committee took the following actions relating to 2019 short-term and long-term incentive compensation decisions with respect to its named executives and other key employees:
•
Approved annual cash incentive awards at the level of 125% of the target amount based on achievement measured against pre-established performance objectives, as described on pages 30 to 31.

•
Granted stock options and restricted stock awards at the target amount based on the determination that the Company’s performance was above the pre-established performance goals, as described on pages 31 to 32. These equity awards are subject to a five year pro rata vesting schedule and, with respect to the stock options, require stock price appreciation over the 10 year exercise period in order to produce value for the named executives.

•
Approved the vesting of the three-year long-term performance equity awards at the maximum amount based on the determination that the Company’s annual total shareholder returns exceeded the KBW Regional Banking Index (KRX) returns by 13.5%, which far exceeded the maximum target threshold of more than five percentage points, as described on pages 32 to 33.

Role of Compensation Committee, Compensation Consultants and Executive Officers
The Compensation Committee is responsible for the development, oversight and administration of the Company’s compensation and benefit programs. In carrying out its duties, the Committee reviews and approves the Company’s goals and objectives with respect to the CEO and other executives and seeks to align compensation with the Company’s business objectives and performance. The Compensation Committee also evaluates the performance of the CEO and the other executives in light of such goals and objectives and determines compensation levels based on such evaluation. The Committee also oversees the administration of broad-based compensation plans for the Company and its subsidiary entities, the review of succession planning for key positions in the Company, and the review and approval of executive level employment agreements subject to approval by the Board.

The Compensation Committee has the resources and authority appropriate to discharge its duties and responsibilities, including the ability pursuant to its Charter to select and retain the services of independent compensation consultants in its sole authority. The Committee retained Pearl Meyer in 2017 to serve as an independent advisor with respect to executive and Board compensation. In particular, Pearl Meyer: (i) assessed the Company’s executive compensation and performance compared to the market and the Company’s peers, (ii) reviewed executive pay and performance alignment for the CEO, the CFO, the General Counsel, and the Chief Banking Officer (“CBO”), and (iii) made recommendations related to total compensation for this group of executive officers. Pearl Meyer presented the results of its reviews and recommendations to the Compensation Committee at its meetings in October and November 2017 for the Committee’s use in determining the compensation levels of the named executives. The input of Pearl Meyer was also utilized by the Committee in 2018 when making its determinations with respect to executive compensation in connection with the promotions of the COO, CFO, and CCO.
The Committee also retained Pearl Meyer to review and provide advice on the structure and level of compensation for directors in connection with the Committee’s review of director compensation for 2018. The purpose of the engagement was to assess whether the current Board compensation program is competitive and appropriate and to better understand emerging practices and considerations for potential areas of modification.
The Committee has assessed the independence of Pearl Meyer pursuant to SEC rules and concluded that no conflict of interest exists that would prevent Pearl Meyer from service as an independent advisor to the Committee. Pearl Meyer provided no services to the Company or its management other than services related to the Company’s compensation programs.
Although the Compensation Committee makes independent determinations on all matters related to compensation of the named executives utilizing executive sessions without management present, certain members of management are requested to attend and provide input to the Committee throughout the year. The Compensation Committee receives input from Company management, including the CEO, COO, CFO, Chief Human Resources Officer, General Counsel and others as needed to ensure that it has the information and perspective needed to carry out its duties.
At the beginning of each fiscal year, the Compensation Committee discusses the Company’s performance and sets performance goals and objectives with the input and recommendation of the CEO for the Company’s short-term Management Incentive Plan. In monitoring performance during the course of the year, the Committee receives updates and information from management to verify and track the Company’s financial performance and progress in achieving the objectives established under the Management Incentive Plan. The Committee uses such information in monitoring performance and ultimately determining the annual incentive compensation awards earned by named executives and participants under the Management Incentive Plan at the end of the fiscal year.
Similarly, the Committee structures the equity compensation component to utilize both time-based and performance-based vesting. The use of the three-year performance-based equity awards (as described on pages 32-33) conditions a substantial portion of the named executives’ compensation upon the Company’s total shareholder returns meeting or exceeding an objective benchmark index, the KBW Regional Banking Index (KRX), over the three-year measurement period. The use of time-based restricted stock and option grants (as described on pages 31-32) promotes stability and retention of highly qualified senior executives by establishing vesting schedules that generally require continuous service over a period of five years. The Committee believes that the use of meaningful and significant grants of equity compensation with both time-based and performance-based components, along with the Company’s stock ownership guidelines for named executives (as described on page 18), encourages the Company’s named executives to achieve balanced growth with prudent risk taking by aligning the named executives’ long-term interests with those of the Company’s Shareholders.
Philosophy and Objectives
The Company’s ability to attract and retain talented employees and executives with the skills and experience to develop and execute business opportunities is essential to its success and providing value to its Shareholders. The Company seeks to provide fair and competitive compensation to its employees by structuring compensation principally around two general parameters. First, compensation is targeted to be near the median of the market. Second, when the Company exceeds its performance goals and peers, the Company’s total compensation is designed to reward employees with pay above median. Similarly, if the Company’s performance does not meet its goals or falls below its peers, the Company’s compensation is designed to fall below median. To support this pay-performance alignment, a significant amount of the Company’s executives’ total compensation is incentive based and tied to the achievement of Company performance goals and long-term Shareholder value. The Company believes pay-performance alignment should be evaluated over a multiple year period since much of its pay is related to longer-term performance results.
The Compensation Committee structures the annual cash incentive and equity-based elements of the compensation program to promote the achievement of the Company’s long-term growth goals, focusing improvement in earnings per share (“EPS”) each year, improvement in return on equity, and achievement of total shareholder returns at or above its peer group’s returns. EPS is generally defined as the Company’s net income divided by the weighted average number of shares outstanding during that period. The Company believes EPS reflects the best measurement of its performance and progress towards continuously increasing Shareholder value.
The Company’s executive compensation program seeks to:
1.   Attract, retain and motivate highly qualified executives through both short-term and long-term incentives that emphasize overall Company and group performance;
2.   Provide incentives to increase Shareholder value by:
•
aligning incentive compensation to financial and non-financial performance measures tied to creation of Shareholder value; and

•
utilizing equity-based compensation (with stock ownership requirements) to encourage its executives to have an ownership perspective and align their interests with those of the Company’s Shareholders;

3.   Manage compensation costs through the use of performance-based compensation tied to corporate and individual performance criteria focused on sustainable long-term earnings growth of the Company;
4.   Structure compensation criteria so that achievement of corporate and individual goals do not encourage excessive risk taking;
5.   Prohibit any tax gross-up provisions in employment-related agreements and limit perquisites and personal benefits to those that support the business function of the executive; and
6.   Require senior executives to retain substantial amounts of the Company’s stock in proportion to such executive’s position with the Company pursuant to its stock ownership policy.
Policies and Procedures
To achieve the compensation program’s objectives, the Company utilizes the following policies and procedures.
The Company seeks to provide competitive compensation based on market data.   The Company compares its cash, equity and benefits-based compensation practices with those of other companies of similar size and operating characteristics. The Compensation Committee considers various industry surveys including the American Bankers Association, the New York Bankers Association Compensation Report, and McLagan Financial Services Industry Survey, and compensation benchmarking resources through Economic Research Indicators (ERI), to confirm the appropriateness of overall compensation levels and the components of compensation for executives. The Compensation Committee utilizes multiple sources of data, as well as engaging independent compensation consultants from time to time for independent analysis and input regarding benchmarking the Company’s compensation programs with comparable financial institutions. The Compensation Committee retained the services of Pearl Meyer to serve as an independent compensation consultant in 2018 as described on pages 24 to 25.
The Company encourages teamwork.   The Company recognizes that its long-term success results from the coordinated efforts of employees, working towards common, well-established objectives. While individual accomplishments are encouraged and rewarded, the performance of the Company as a whole is a determining factor in total compensation opportunities.
The Company strives for fairness in the administration of compensation.   The Company strives to ensure that compensation levels accurately reflect the level of responsibility that each individual has within the Company. Executives and members of management are informed of individual and Company-wide objectives.
Goal setting, performance review and aligning variable pay to performance.   Performance assessment involves the following:
1.   At the beginning of each fiscal year, the Company’s CEO distributes written performance goals and objectives in the Management Incentive Plan as approved by the Compensation Committee and the full Board. Performance goals include specific financial and operational objectives for the Company.
2.   All performance goals are reviewed on an ongoing basis by management and the Compensation Committee to ensure that the Company is responding to changes in the marketplace and economic climate, and that progress is assessed on a continuing basis over the course of the year.
3.   At the end of the fiscal year, Company and individual performance is evaluated against the established goals. These evaluations, as well as consideration of the responsibilities associated with an individual’s position, affect decisions on the individual’s base salary, cash incentive, and equity-based compensation.
Compensation Best Practices
The Company continues to implement its executive compensation program in a manner that is designed to reinforce its philosophy of aligning each named executive’s compensation with the Company’s short-term and long-term performance. The Company uses the following practices in order to align its compensation philosophy with those practices generally considered to promote Shareholder value:
•
Pay for performance.   A significant percentage of the named executives’ total compensation is based upon the Company’s performance. In 2019, the percentage of variable compensation to total compensation tied to the Company’s performance for the named executives is as follows: 64% for the CEO, 45% for the COO, 53% for the CFO, 51% for the General Counsel, and 48% for the CCO.

•
Three-year long term equity grants based on the Company’s performance in comparison to an objective benchmark index.   The Company’s equity compensation program provides for a three-year performance-based equity grant that is based upon the Company’s performance at specified achievement levels as compared against an objective market index.

•
Correlation between incentive compensation, performance measures, and strategic objectives.    Performance measures for the Management Incentive Plan and long-term equity-based incentive compensation are tied to a balance of long-term strategic and annual operating objectives designed to create sustainable long-term Shareholder value.

•
Manage Risk.   The Compensation Committee reviews all incentive compensation plans on an annual basis to ensure such plans do not encourage excessive risk taking.

•
Significant stock ownership requirements.   The CEO and senior executives are subject to the Company’s stock ownership requirements set forth on page 18.

•
Limited perquisites.   The Company provides limited perquisites to its named executives only on the basis of a sound business rationale.

•
Insider Trading Policy prohibits hedging of Company securities.   The Company prohibits its employees, executive officers, and directors from engaging in hedging or monetizing transactions with respect to Company stock or trading in derivative securities of the Company’s common stock. Employees, executive officers, and directors are prohibited from holding shares in a margin account or otherwise pledging Company stock without the prior written consent of the Company.

•
“Double trigger” in the event of a change in control.   The Company’s change in control provisions are “double-triggered,” requiring a change in control and a subsequent involuntary termination without cause or voluntary termination for good reason in order for the named executive to become entitled to compensation and benefits under the change in control provision.

•
Clawback of certain compensation in the event of restatement.   The senior executives and other employees are subject to the Company’s recoupment policy (“clawback”) for incentive compensation in the event of certain financial restatements.

•
No tax gross ups.   The Company does not provide tax “gross-ups” to its executives in any plan or agreement.

Benchmarking Against the Company’s Peer Group
Understanding the industry’s landscape is an essential element of establishing the Company’s program targets and making compensation decisions. The Company regularly reviews competitive market data and compares executive pay and performance to market norms to ensure alignment. The Compensation Committee engaged Pearl Meyer in 2017 to determine a group of the Company’s peers in order to assess the Company’s programs and pay levels for senior executives against 21 publicly traded banks similar in regional location and asset size to the Company (the “Peer Group”). The Peer Group consists of the following companies: Berkshire Hills Bancorp Inc., Chemical Financial Corporation, First Commonwealth Financial Corporation, First Financial Bancorp., First Merchants Corporation, First Midwest Bancorp, Inc., F.N.B. Corporation, Fulton Financial Corporation, Independent Bank Corp., MB Financial, Inc. (merged with Fifth Third Bancorp in May 2019), NBT Bancorp, Inc., Old National Bancorp, Park National Corporation, S&T Bancorp, Inc., Sterling Bancorp, Union Bankshares Corporation, United Bankshares, Inc., Valley National Bancorp, Webster Financial Corp., WesBanco, Inc., and Wintrust Financial Corporation. The Compensation Committee used this Peer Group information in making determinations regarding the 2018 base salaries for the named executives and determining the compensation levels in the renewed three-year employment agreement (2018-2020) with the Company’s President and CEO.
Overview of the Company’s Compensation Program
The Company’s business model is to offer financial products and services of a comprehensive and sophisticated nature while providing a level of customer service which exceeds the service quality delivered by other financial institutions in its markets. The delivery of those products and services, in ways that enhance Shareholder value, requires that the Company attract key people, promote teamwork, and reward results. To further these goals, the Company maintains the following compensation programs.
Cash-Based Compensation
Salary.   The Company sets base salaries for employees by reviewing the total cash compensation opportunities for comparable positions in the market. Its objective is to pay salaries that are commensurate with market levels and recognize the role, experience, performance and contributions of each executive to the Company’s success.
Management Incentive Plan.   In order to focus and reward its key management for achievement of the Company’s annual business objectives, the Company provides a portion of compensation that is tied to its performance. The management incentive plan covers the Company’s key management and officers and during 2019 approximately 37% of the Company’s employees participated in the Management Incentive Plan. Incentive award levels, expressed as a percentage of salary, are established for different organizational levels within the Company. For the named executives, their respective awards reflect a combination of the

Company’s performance relative to corporate wide financial and tactical objectives and their own performance as discussed on pages 30 to 31.
Equity-Based Compensation.   The Company uses equity-based compensation, including stock options and restricted stock, as a component of total compensation, to align the interests of management with those of the Shareholders. The Board typically awards equity-based compensation on an annual basis, although grants are not guaranteed and are made at the discretion of the Compensation Committee. Equity awards are targeted to reflect a percentage of salary which has been established for different organizational levels within the Company based on market practice and its desire to focus a meaningful portion of total compensation in long-term, stock-based compensation. Equity awards typically consist of a combination of time and performance vested restricted stock and stock options. This portfolio approach helps achieve multiple objectives focused on (i) aligning value of grants with future performance (stock price and predefined performance goals), (ii) encouraging stock ownership, and (iii) providing retention incentives for the Company’s top talent. Stock options and restricted stock can also serve as an effective tool in recruiting key individuals to work for the Company and vesting requirements encourage those individuals to continue in the employ of the Company. The Company has, on occasion, issued limited amounts of restricted stock to individuals to support specific business objectives, including rewarding performance in special assignments and recognizing extraordinary service in consummating acquisitions. The Company utilizes both time and performance criteria in the vesting conditions for stock options and restricted shares to better correlate equity compensation with the long-term performance of the Company.
Benefits
All salaried employees participate in a variety of retirement, health and welfare, and paid time-off benefits designed to enable the Company to attract and retain a talented workforce in a competitive marketplace. These benefits and related plans help ensure that the Company has a productive and focused workforce. The Company utilizes a retirement and 401(k) savings plan to enable employees to plan and save for retirement.
The Company’s tax-qualified 401(k) employee stock ownership plan (the “401(k) Plan”) allows employees to contribute up to 90 percent of their base salaries to the 401(k) Plan on a pre-tax or after-tax basis, subject to various limits imposed by the Internal Revenue Code. The Company provided a matching contribution up to 4.5 percent of the contributing participant’s salary in 2019 subject to various limits imposed by the Internal Revenue Service (“IRS”).
Compensation of the Named Executives
The compensation program for senior executives is built around the philosophy of targeting market-median compensation with variable incentive components that vary above or below market to reflect Company and individual performance. The Company’s compensation program consists of three primary elements:
•
base salary;

•
annual cash bonus pursuant to the Management Incentive Plan; and

•
equity-based long-term incentives.

Consistent with the Company’s goal to emphasize performance-based and variable compensation, as a group, approximately 45% of Messrs. Tryniski’s, Sutaris’, Kingsley’s, Getman’s and Serbun’s 2019 compensation is attributable to base salary and approximately 55% is attributable to variable performance-based incentive compensation (consisting of annual bonus and equity awards).
Base Salary
The Company uses the base salary element of total compensation to provide the foundation of a fair and competitive compensation opportunity for each individual named executive. Each year, the Company reviews base salaries and targets salary compensation at or near the median base salary practices of the market, but maintains flexibility to vary from market-median practices to reflect individual performance and contributions. Generally, the Compensation Committee starts the total compensation review for executives by reviewing any identified compensation trends and any recommendations with respect to the base salary of named executives. The Committee recognizes that base salaries are the foundation for many other pay programs to the extent they are expressed as percentages of base salary (e.g., the cash incentive under the Management Incentive Plan is a percentage of the executive’s base salary). As a result, the Committee carefully considers the appropriate base salaries amounts to ensure proper pay mix and positioning.
Annual Incentive Payments under the Management Incentive Plan
Annual incentives under the Management Incentive Plan are designed to be awarded upon the satisfaction of performance-based achievements relative to specified Company performance goals. The Compensation Committee retains discretion to adjust awards based on factors related to the Committee’s assessment of the Company’s performance, management’s overall performance as a group, individual performance, and risk assessment of performance goals. The Compensation Committee may also take into account management’s performance in addressing unanticipated matters, general economic conditions and industry-specific factors, and other factors deemed relevant by the Committee.
The predominate metric in the Compensation Committee’s evaluation of performance is a review of the achievement of the predetermined annual corporate goals. The goals are intended to focus management’s strategic priorities in the operation of the Company. Accordingly, the compensation of each executive officer is based predominantly on the assessment of the achievement of these predetermined corporate goals.
At the beginning of each fiscal year, the Compensation Committee establishes the annual corporate performance goals. Corporate goals are proposed by the CEO, reviewed and approved by the Committee and also approved by the Board on an annual basis. The Committee considers and assigns a relative weight to appropriately focus efforts on corporate goals that are intended to enhance Shareholder value. Over the course of the year, the Committee receives periodic updates on the progress towards achieving the predetermined corporate goals. Prior to approving payment of the incentive bonuses for 2019, the Committee evaluated the Company’s performance by assessing if, and the extent to which, the Company achieved or failed to achieve the corporate goals approved by the Board at the beginning of fiscal year 2019. Based on its assessment of performance in achieving the predetermined goals and other factors deemed to be relevant, the Committee determined that the Company’s performance was above target level by 25% resulting in awards for the 2019 year (paid in 2020) equivalent to 125% of the target amount.

The Company’s corporate goals for payments made under the 2019 Management Incentive Plan and the level at which the Compensation Committee determined they were achieved are as follows:
Corporate Goal	Minimum Threshold and Maximum Achievement Levels	Achievement Level	2019 Achievement
Improvement in operating earnings per share above prior year	Minimum: Greater than 1% improvement Maximum: Greater than 6% improvement	Operating EPS of $3.40, which was an improvement of 5.2%	25%
Achievement of operating efficiency ratio objective	Minimum: Ratio not to exceed 64% Maximum: Ratio of less than 60%	Operating efficiency ratio of 59.6%	15%
Achievement of retail banking goals including individuals, partnerships, and corporations deposit and sweep growth, indirect loan growth, mortgage and home equity loan growth, and achievement of budgeted non-interest income	Minimum: Achievement of one identified objective Maximum: Achievement of all four identified objectives	Achieved all four of the objectives	22.5%
Achievement of tactical objectives including establishment of loan production office, development and initial execution of retail analysis and IT enhancement initiatives	Minimum: Achievement of less than two identified objectives Maximum: Achievement of all four identified objectives	Achievement of three of the objectives	10%
Achievement of commercial banking operating objectives including loan growth and related business deposits	Minimum: Achievement of one identified objective Maximum: Achievement of both identified objectives	Achievement of both objectives.	22.5%
Maintenance of asset quality metrics	Minimum: Net charge-off not to exceed 0.40% Maximum: Net charge-off ratio of less than 0.20%	Net charge-off ratio of 0.12%	15%
Achievement of pre-tax earnings growth targets for financial services businesses	Minimum: Growth of at least 2% Maximum: Growth of greater than 8%	Growth of 4.2%	15%
Total Weighted Achievement Level			125%
For the 2019 Management Incentive Plan payments, which were paid in 2020, the following percentages of each named executive’s base salaries were used to calculate the Management Incentive Plan payments: Mr. Tryniski 70%, Mr. Kingsley’s 60%, Mr. Sutaris 50%, and Messrs. Getman and Serbun 40%. Please see the Summary Compensation Table presented on page 36 and related footnotes for more information regarding the amount received by each of the named executives under the Management Incentive Plan.
Equity-Based and Other Long-Term Incentive Compensation
The Compensation Committee believes that the interests of the Company’s Shareholders are best served when a significant percentage of executive compensation is comprised of equity-based and other long-term incentives that appreciate in value contingent upon increases in the share price of the Company’s stock and other indicators that reflect improvements in business fundamentals. Accordingly, in determining total compensation levels, the Compensation Committee includes annual grants of equity-based awards to the named executives (as presented on pages 38 to 39) and other key employees which are designed to accomplish long-term objectives of the Company’s compensation program.
All equity grants are awarded under the 2014 Incentive Plan. The Company structures its equity program to provide that the named executives receive 75 percent of their target equity compensation on an annual basis (the “annual equity awards”); half of which is in the form of time vested stock options and half in the form of time vested restricted stock. The remaining 25 percent of the target award is granted every three years in the form of long-term performance-stock awards with vesting of these awards contingent upon achieving specific long-term market determined performance measures over a three-year period (the “performance equity award”).
The annual equity awards are awarded each year based on a combination of the Company’s performance and individual performance determined by the Compensation Committee with the target level of such awards tied to the named executive’s base salary and responsibilities. The annual equity awards vest pro rata over a five year period in order to encourage the executives to continue their service with the Company. With respect to the grant of equity awards to the named executives in 2019, the following percentage of each named executive’s base salaries were used to calculate the equity grant: Mr. Tryniski 90%, Mr. Kingsley 80%, Mr. Getman 55%, Mr. Sutaris, 50%, and Mr. Serbun 40%. Please see the Grants of Plan-Based Awards Table presented on page 38 and related footnotes for more information regarding the amount of stock options and restricted stock received by each of the named executives in connection with the annual equity awards.
The Company is precluded from repricing options or granting options retrospectively under its 2014 Incentive Plan. All grants to executive officers require the approval of the Compensation Committee. The Company’s general practice is to grant equity awards only on the annual grant date, although there are occasions when grants have been made on other dates, such as the employment of new employees with grants being made as of the date of hire. The exercise price of the stock options is set at the fair market price of a share of the Company’s common stock on the NYSE on the date of grant.
Please see the Summary Compensation Table and the Grants of Plan-Based Awards Table presented on pages 36 to 39 and the accompanying narrative disclosure for more information regarding the number and value of the stock option awards received by each of the named executives.
Three-Year Performance Equity Award (2016 – 2018)
In March 2016, the Committee granted a new long-term performance equity award to the named executives and senior management consisting of shares of performance restricted stock, the terms of which provide that between zero and 200% of the target award may be earned over the three-year performance period starting January 1, 2016 and ending December 31, 2018. The performance metric used to determine the level of achievement over the three-year performance period was based on the difference, measured in percentage points, between the Company’s total shareholder return (stock price and dividends) and a benchmark total return index. The KBW Regional Banking Index (KRX) was selected again as the benchmark total return index because it was deemed to be an objective measure of the Company’s performance and would provide a significant ongoing incentive to increase the long-term total returns for Shareholders.
Performance Levels Established by the Compensation Committee
Performance Measure	Threshold	Target	Maximum
Company annual Total Shareholder Return (“TSR”) compared to benchmark KRX annual Total Shareholder Return (“KRX TSR”) (both measured in terms of percentage point increase or decrease over the performance period)	Company TSR is less than KRX TSR by 5 percentage points or more annually, then the payment opportunity is zero.	Company TSR is equal to or within 1.99 percentage points annually of the KRX TSR, then the payment opportunity is 100% of Target Amount.	Company TSR exceeds the KRX TSR by 5 percentage points or more annually, then payment opportunity is 200% of Target Amount.

The Committee determined the target performance levels based on appropriate stretch performance goals taking into consideration the benchmark index, performance period, and range of performance measure criteria tied to the payout opportunity. The performance restricted stock award includes a dividend equivalent right that will accrue, in the form of additional shares of common stock, if and only to the extent that the performance restricted stock is earned and vested at the end of the performance period.
At the end of the measurement period, the Company’s annual TSR was 19.1% and the KRX Index was 5.6% for a performance differential of 13.5% annually resulting in a payment of the maximum amount. The Committee determined that Messrs. Tryniski, Sutaris, Kingsley, Getman and Serbun were entitled to the vesting of the following number of shares of restricted stock based upon the achievement of the specified goals: 23,835, 2,127, 11,112, 9,041, and 3,328 shares, respectively.
Three-Year Performance Equity Award (2019 – 2021)
In March 2019, the Committee granted a new long-term performance equity award to the named executives and senior management consisting of shares of performance restricted stock, the terms of which provide that between zero and 200% of the target award may be earned over the three-year performance period starting January 1, 2019 and ending December 31, 2021. The performance metric used to determine the level of achievement over the three-year performance period will be based on the difference, measured in percentage points, between the Company’s total shareholder return (stock price and dividends) and a benchmark total return index. The Committee again selected the KRX Index as the benchmark index because it continues to be deemed an objective measure of the Company’s performance.
Performance Levels Established by the Compensation Committee
Performance Measure	Threshold	Target	Maximum
Company annual Total Shareholder Return (“TSR”) compared to benchmark KRX annual Total Shareholder Return (“KRX TSR”) (both measured in terms of percentage point increase or decrease over the performance period)	Company TSR is less than KRX TSR by 5 percentage points or more annually, then the payment opportunity is zero.	Company TSR is equal to or within 1.99 percentage points annually of the KRX TSR, then the payment opportunity is 100% of Target Amount.	Company TSR exceeds the KRX TSR by 5 percentage points or more annually, then payment opportunity is 200% of Target Amount.
The Committee determined the target performance levels based on appropriate stretch performance goals taking into consideration the benchmark index, performance period, and range of performance measure criteria tied to the payout opportunity. The performance restricted stock award includes a dividend equivalent right that will accrue, in the form of additional shares of common stock, if and only to the extent that the performance restricted stock is earned and vested at the end of the performance period. At the end of the three-year performance (December 31, 2021), the Compensation Committee will determine whether the achievement level is met, and at what level, under the performance measures for the long-term performance equity award.
Other Benefits
Although other personal benefits are not a key element of the Company’s compensation program, the Company’s named executives, along with certain other senior level executives, are provided a limited number of personal benefits whose purpose is to support those executives in their business functions. The Company provides the following benefits to the named executives, as quantified in the Summary Compensation Table:
•
local club memberships to enable executives to interact and foster relationships with customers and the local business community. Memberships do not exceed $11,400 for each named executive;

•
a car allowance or use of a Company-owned vehicle for those executives responsible for managing geographic territories which span the Company’s market from Northeastern Pennsylvania to the Canadian border and throughout Vermont and into Western Massachusetts; and

•
group term life insurance coverage in excess of limits generally available to employees.

Please see the Summary Compensation Table and accompanying narrative disclosures presented on pages 36 to 37 for more information on personal benefits the Company provides to the named executives.
Retirement and Other Benefits
The Company provides retirement benefits through a combination of a Pension Plan and a 401(k) Plan for most of its regular employees, including the named executives. The 401(k) Plan and the Pension Plan are more fully described under the section entitled “Retirement Plan Benefits” on page 42. The Pension Plan is available to all of the Company’s employees after one year of service.
Certain named executives are also covered by an individual supplemental retirement agreement that generally provides for non-qualified retirement benefits that cannot be provided to the named executives under the Pension Plan due to Internal Revenue Code limitations. The Company’s supplemental retirement agreements are described under the section entitled “Retirement Plan Benefits.”
The Company offers the named executives and certain other senior level executives the ability to participate in the Deferred Compensation Plan for Certain Executive Employees of Community Bank System, Inc. (the “Deferred Compensation Plan”). The named executives may elect to defer cash compensation into the Deferred Compensation Plan as described under the section entitled “Nonqualified Deferred Compensation Plan.”
Effective June 1, 2018, the Board adopted the Community Bank System, Inc. Restoration Plan (the “Restoration Plan”). The Restoration Plan is an unfunded, non-qualified deferred compensation plan which covers selected executives who are not covered by a supplemental retirement plan agreement, including Messrs. Sutaris and Serbun. Messrs. Tryniski, Kingsley, and Getman are not covered by the Restoration Plan because they have separate supplemental retirement agreements. The Restoration Plan is designed to provide credits that cannot be provided to eligible executives under the tax-qualified Community Bank System, Inc. Pension Plan and Community Bank System, Inc. 401(k) Employee Stock Ownership Plan as a result of the Internal Revenue Code limit on annual compensation that may be taken into account under those plans. The compensation limit in effect in 2019 was $280,000. A participant’s benefit in the Restoration Plan will be expressed as an individual (bookkeeping) account balance that will be increased annually by an amount generally designed to equal the credit and contribution that cannot be provided to the participant under the tax-qualified plans as a result of the compensation limit. A participant’s account balance will be credited with interest annually until distributed and will be paid to the participant following his or her separation from service subject to the terms of the Restoration Plan.
The Company has entered into an employment agreement with each of the named executives. These individual agreements generally provide for severance or other benefits following the termination, retirement, death or disability of the named executives. The agreements, which also include change in control provisions, are more fully described under the section entitled “Employment Agreements.” Such change in control provisions all contain a “double trigger,” providing benefits only upon a termination without cause or a termination for good reason in connection with a change in control and do not provide for any tax gross-ups payments upon a change in control event.
Succession Planning
The Company currently has a succession plan to help assure a smooth transition with respect to any changes that may occur in senior management. In the event of such changes, the Compensation Committee will consider appropriate transition agreements with key officers of the Company consistent with the purposes of the succession plan. The terms and conditions of any such transition agreements will be recommended by management and approved by the Compensation Committee.

Tax Considerations
Section 162(m) of the Internal Revenue Code (the “Code”) generally limits to $1 million the tax deduction available to public companies for compensation paid to the CEO and the three other most highly compensated executive officers, not including the CFO. Prior to the enactment of the Tax Cuts and Jobs Act in December 2017, certain types of compensation were deductible if the requirements of Section 162(m) of the Code with respect to performance-based compensation were satisfied. The Tax Cuts and Jobs Act generally amended Section 162(m) to eliminate the performance-based compensation exception and to expand the pool of includable executive officers to include the CFO for 2018. The Compensation Committee considers the implications of Section 162(m) in structuring and managing executive compensation and generally intends to maximize the tax deductibility of compensation, while it retains discretion to structure executive compensation in the best overall interests of the Company and award compensation that exceeds deductibility limitations if deemed appropriate. As was the case prior to the enactment of the Tax Cut and Jobs Act, the Committee will continue to monitor issues concerning the deductibility of executive compensation. Because corporate objectives may not always be consistent with the requirements of tax deductibility, the Committee is prepared, when it deems it appropriate, to enter into compensation arrangements under which payments will not be deductible under Section 162(m). Thus, deductibility will be one of many factors considered by the Committee in ascertaining appropriate levels or modes of compensation.
Compensation Recovery
The Company has adopted a clawback policy which states that if a senior executive or other employee has engaged in fraud or intentional misconduct that caused or otherwise contributed to the need for a material restatement to the Company’s financial results, the Board will determine whether the incentive-based compensation received by such executive or employee would have been lower based upon the restated results and it will seek recoupment of such overpayment to the extent permitted by applicable law. Any recoupment under the clawback policy may be in addition to any other disciplinary action the Board may determine, including the termination of employment.
Policy Regarding Derivatives, Pledging and Hedging
The Company has adopted a policy that prohibits all of its directors and employees, including the named executives, from engaging in short sale transactions, trading in derivative securities of the Company’s common stock, or engaging in the purchase or sale of any other financial instruments that are designed to hedge or offset any decrease in the market value of the Company’s common stock. Named executives are prohibited from pledging shares on margin without the prior written consent of the Compliance Officer designated in the Insider Trading Policy.
COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon its review and discussion with management, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.
Neil E. Fesette, Chair
Brian R. Ace
Mark J. Bolus
Raymond C. Pecor, III

EXECUTIVE COMPENSATION DISCLOSURE TABLES
The following table summarizes the compensation of the named executives for the fiscal years end December 31, 2019, 2018, and 2017. The named executives are the Company’s CEO, CFO, and the three other most highly compensated executive officers ranked by their total compensation in the table below. The material terms of the employment agreements with the named executives are set forth under the section entitled “Employment Agreements.”
SUMMARY COMPENSATION TABLE
for
Fiscal Years End December 31, 2019, 2018 and 2017
Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Mark E. Tryniski President, Chief Executive Officer and Director	2019	$824,000	$850,282	$279,872	$721,000	$2,448,071	$36,802	$5,160,027
	2018	$800,000	$283,011	$284,605	$700,000	$860,518	$34,657	$2,962,791
	2017	$750,704	$214,600	$215,279	$619,993	$1,274,728	$32,730	$3,108,034
Joseph E. Sutaris, Executive Vice President and Chief Financial Officer(6)	2019	$386,250	$221,416	$72,882	$241,406	$122,170	$27,793	$1,071,917
	2018	$299,769	$20,858	$20,953	$234,375	$7,955	$27,017	$610,927
Scott A. Kingsley Executive Vice President and Chief Operating Officer(7)	2019	$618,000	$566,835	$186,586	$0	$890,186	$30,332	$2,291,939
	2018	$565,385	$123,807	$124,522	$450,000	$38,656	$28,744	$1,331,114
	2017	$437,479	$100,074	$100,361	$240,871	$585,434	$27,098	$1,491,317
George J. Getman Executive Vice President and General Counsel	2019	$422,300	$266,305	$87,650	$211,150	$273,406	$26,782	$1,287,593
	2018	$410,000	$88,633	$89,134	$205,000	$61,754	$27,405	$881,926
	2017	$388,295	$81,396	$81,651	$213,791	$544,240	$23,719	$1,333,092
Joseph F. Serbun Executive Vice President and Chief Credit Officer(8)	2019	$334,750	$153,503	$50,537	$167,375	$68,507	$37,011	$811,683
	2018	$320,385	$37,131	$37,350	$162,500	$83,048	$32,927	$673,341
	2017	$262,650	$30,045	$30,122	$108,459	$25,923	$33,316	$490,515

(1)
The amounts in this column reflect the grant date fair value of restricted stock awards issued pursuant to the Company’s 2014 Incentive Plan computed in accordance with FASB ASC Topic 718. Additional information about the Company’s accounting for stock-based compensation arrangements is contained in footnote L to the Company’s audited financial statements for the fiscal year ended December 31, 2019 included in the Company’s Annual Report on Form 10-K filed with the SEC on March 2, 2020. Included in the 2019 award is a performance restricted stock award granted pursuant to the 2014 Incentive Plan. This long-term equity award will vest based upon the achievement of objective performance metrics measuring the Company’s total shareholder return against the KBW Regional Banking Index (KRX) over the three-year measurement period of 2019 – 2021 as set forth on page 33. Depending on the achievement level of the three year performance goals, the named executives may receive the maximum, target, or no shares from this award.

(2)
The amounts in this column reflect the grant date fair value of stock option awards in the applicable year pursuant to the 2014 Incentive Plan, computed in accordance with FASB ASC Topic 718. These amounts are based on the Black-Scholes option pricing model, which may not be reflective of the current intrinsic value of the options. Assumptions used in the calculation of these amounts are included in footnote L to the Company’s audited financial statements for the fiscal year ended December 31, 2019 included in the Company’s Annual Report on Form 10-K which was filed with the SEC on March 2, 2020.
(3)
For all named executives, the amounts shown in this column reflect amounts earned under the Company’s Management Incentive Plan, an annual cash award plan based on performance and designed to provide incentives for employees. Cash payments are typically paid in the subsequent year. The awards for the 2019, 2018, and 2017 plan year (paid in 2020, 2019 and 2018) were approximately 125%, 125%, and 135%, respectively, of the target amount, subject to adjustment for individual performance.

(4)
The amounts shown in this column include the aggregate change in the actuarial present value of the named executive’s accumulated benefit under the Company’s Pension Plan and the named executive’s individual supplemental executive retirement agreement. The decrease in discount rates during 2019 was a primary driver in the significant increase for the named executives’ change in pension value from December 31, 2018. There were no changes in the terms of the Pension Plan or other retirement benefits for the named executives in 2019. No earnings are deemed above-market or preferential on compensation deferred under the Company’s non-qualified Deferred Compensation Plan. All contributions to the Deferred Compensation Plan are invested in investment options selected by the named executive from the same array of options predetermined by the Company.

(5)
The amounts in this column include: (a) the reportable value of the personal use of Company-owned vehicles or allowances amounting to $10,566 for Mr. Tryniski, $13,200 for Mr. Sutaris, $4,284 for Mr. Kingsley, $8,958 for Mr. Getman, and $12,115 for Mr. Serbun; (b) the value of group term life and long term disability insurance benefits in excess of  $50,000 under a plan available to all full-time employees for which Messrs. Tryniski, Sutaris, Kingsley, Getman, and Serbun received $2,272, $1,993, $2,084, $2,313, and $2,141, in 2019, respectively; (c) the Company’s contributions to the 401(k) Plan, a defined contribution plan, amounting to $12,600 for Mr. Tryniski, Mr. Sutaris, Mr. Kingsley, Mr. Getman, and Mr. Serbun; and (d) the Company’s payment for country and/or social club memberships amounting to $11,364 for Mr. Tryniski, $0 for Mr. Sutaris, $11,364 for Mr. Kingsley, $2,911 for Mr. Getman, and $10,155 for Mr. Serbun. The Company does not maintain any “split-dollar” arrangements for the named executives.

(6)
Effective June 1, 2018, Mr. Sutaris succeeded Mr. Kingsley as Executive Vice President and Chief Financial Officer. Mr. Sutaris was not a named executive in 2017; therefore, in accordance with the SEC’s disclosure rules, information regarding his compensation in those fiscal years is not included.

(7)
On March 16, 2020, the Company announced that Mr. Kingsley will retire from his position as EVP and COO, effective June 30, 2020.

(8)
On March 16, 2020, the Company announced that Mr. Serbun was appointed Chief Banking Office, effective immediately.

The following Grants of Plan-Based Awards Table provides information about equity and non-equity incentive plan awards granted to the named executives in connection with the year ended December 31, 2019. All equity awards are made under the terms of the 2014 Incentive Plan and the non-equity awards are made under the terms of the Company’s Management Incentive Plan. The Management Incentive Plan awards were subject to the satisfaction of 2019 performance objectives and were paid in 2020.
GRANTS OF PLAN-BASED AWARDS
Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All other stock awards: Number of shares of stock or units (#)	All other option awards: Number of securities underlying options (#)	Exercise or base price of options awards	Grant date fair value of stock and option awards
		Threshold ($)	Target ($)	Maximum ($)
Mark E. Tryniski		$0	$576,800	$937,300
	3/20/19					19,765(2)	$59.41	$279,872
	3/20/19				4,770(3)			$283,386
	3/20/19				19,081(4)			$566,896
Joseph E. Sutaris		$0	$193,125	$313,828
	3/20/19					5,147(2)	$59.41	$72,882
	3/20/19				1,242(3)			$73,787
	3/20/19				4,969(4)			$147,629
Scott A. Kingsley		$0	$370,800	$602,550
	3/20/19					13,177(2)	$59.41	$186,586
	3/20/19				3,180(3)			$188,924
	3/20/19				12,720(4)			$377,911
George J. Getman		$0	$168,920	$274,495
	3/20/19					6,190(2)	$59.41	$87,650
	3/20/19				1,494(3)			$88,758
	3/20/19				5,976(4)			$177,547
Joseph F. Serbun		$0	$133,900	$217,587
	3/20/19					3,569(2)	$59.41	$50,537
	3/20/19				861(3)			$51,152
	3/20/19				3,445(4)			$102,351

(1)
The amounts in this column represent target awards under the Management Incentive Plan, which equal a specified percentage of base salary in effect on December 31 of the year before payment is made. The actual awards for the 2019 plan year (paid in 2020) were approximately 125% of the target amount set forth in this table due to the performance levels achieved for 2019 being above target by 25%. The Management Incentive Plan awards could be increased for above targeted performance and reduced for less than targeted performance based upon the corporate goals described under the section entitled “Annual Incentive Payout pursuant to the Management Incentive Plan” and personal performance. The Management Incentive Plan awards earned by the named executives in 2019 and paid in 2020 are set forth in the Summary Compensation Table under the column entitled “Non-Equity Incentive Plan Compensation.” These amounts were determined based upon the satisfaction of the 2019 Management Incentive Plan performance objectives.

(2)
The stock options are granted pursuant to the 2014 Incentive Plan. The options are subject to time vesting requirements. The options become exercisable over the course of five years, with one-fifth of the options becoming exercisable on March 20, 2020, 2021, 2022, 2023, and 2024. Upon the named executive’s termination, the named executive generally has three months to exercise any vested options.

Except for employees retiring in good standing, all unvested options at the date of termination are forfeited. For employees who retire in good standing, all unvested options will become vested as of the retirement date. Such retirees may exercise the options before the expiration date.
(3)
The shares of restricted stock are granted pursuant to the 2014 Incentive Plan. The restricted stock vests ratably over five years and are subject to forfeiture upon termination of employment for any reason. For employees who retire in good standing, all unvested restricted stock will become vested as of the retirement date. During the vesting period, the named executive has all of the rights of a shareholder including the right to vote such shares at any meeting of the shareholders and the right to receive all dividends. Nonvested shares are subject to forfeiture and may not be sold, exchanged or otherwise transferred.

(4)
The shares of performance restricted stock are granted pursuant to the 2014 Incentive Plan. This long-term equity award has a three-year cliff vesting schedule tied to the satisfaction of long-term performance goals over that three year period. During the vesting period, the named executive officer shall have the right to vote all of the performance restricted shares at any meeting of the shareholders and will upon vesting receive shares of the Company stock equivalent to the dividends paid on such stock during the term of restriction. Nonvested shares may not be sold, exchanged or otherwise transferred. Depending upon the achievement level of the three-year long-term performance goals as determined by the Board of Directors at December 31, 2021, the named executives may receive the maximum, target or no shares from this award.

The following table summarizes the equity awards the Company has made to the named executives which are outstanding as of December 31, 2019.
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
	Option Awards(1)				Stock Awards(1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(2)	Number of Securities Underlying Unexercised Options (#) Unexercisable(2)	Option Exercise Price ($/Sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity incentive plan awards: number of unearned shares, unit or other rights that have not vested (#)(5)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)(5)
Mark E. Tryniski	21,412	5,349	$35.36	3/18/2025	14,614	$1,036,717	19,081	$1,353,606
	18,026	0	$37.77	3/19/2024
	17,317	11,546	$38.02	3/16/2026
	4,235	16,941	$55.92	3/20/2028
	6,738	10,107	$57.12	3/15/2027
	0	19,765	$59.41	3/20/2029
Joseph E. Sutaris	3,026	0	$29.79	3/19/2023	2,055	$145,782	4,969	$352,501
	1,912	476	$35.36	3/18/2025
	1,796	0	$37.77	3/19/2024
	1,030	1,031	$38.02	3/16/2026
	311	1,248	$55.92	3/20/2028
	601	902	$57.12	3/15/2027
	0	5,147	$59.41	3/20/2029
Scott A. Kingsley	9,503	0	$28.78	3/21/2022	7,655	$543,046	12,720	$902,357
	10,506	0	$29.79	3/19/2023
	9,984	2,492	$35.36	3/18/2025
	7,994	0	$37.77	3/19/2024
	8,073	5,383	$38.02	3/16/2026
	1,853	7,412	$55.92	3/20/2028
	3,141	4,712	$57.12	3/15/2027
	0	13,177	$59.41	3/20/2029
George J. Getman	8,489	0	$28.78	3/21/2022	4,957	$351,650	5,976	$423,937
	9,327	0	$29.79	3/19/2023
	8,124	2,027	$35.36	3/18/2025
	7,097	0	$37.77	3/19/2024
	6,568	4,380	$38.02	3/16/2026
	1,326	5,306	$55.92	3/20/2028
	2,555	3,834	$57.12	3/15/2027
	0	6,190	$59.41	3/20/2029
Joseph F. Serbun	2,444	609	$35.36	3/18/2025	2,173	$154,153	3,445	$244,388
	2,935	0	$37.77	3/19/2024
	2,417	1,612	$38.02	3/16/2026
	555	2,224	$55.92	3/20/2028
	942	1,415	$57.12	3/15/2027
	0	3,569	$59.41	3/20/2029

(1)
Stock options and restricted stock are not transferable.

(2)
Employee stock options generally vest in five equal installments on the anniversary of the grant date over a five year period. For each grant listed above, the vesting date for the final portion of the stock options is the fifth anniversary of the grant date and the expiration date is the tenth anniversary of the grant date (i.e., for options expiring on January 1, 2019, the final portion of the award vested on January 1, 2014).

(3)
Employee restricted stock generally vests in five equal installments over a five year period on either January 1 or March 1 of each year. The restricted stock reflected in this column was granted on March 18, 2015, March 16, 2016 and March 15, 2017, March 20, 2018, and March 20, 2019.

(4)
Based on the closing market value of the Company’s common stock on December 31, 2019 of  $70.94 per share, as reported on the NYSE for the last trading day of the year.

(5)
These shares are performance-based restricted stock granted to the named executives in March 2019. The amount shown represents the maximum amount of shares that may be issued to the named executives upon achievement of the maximum performance criteria set forth on page 33. The actual amount of restricted shares that may vest depends upon the satisfaction of the performance criteria which will be determined following the completion of the end of the three-year performance period ending on December 31, 2021. The market value of this award was based on the closing market value of the Company’s common stock on December 31, 2019 of  $70.94 per share, as reported on the NYSE for the last trading day of the year.

The following Option Exercises and Stock Vested table provides additional information about the value realized to the named executives on option awards exercised and stock awards vested during the year ended December 31, 2019.
OPTION EXERCISES AND STOCK VESTED
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Mark E. Tryniski	35,639	$2,373,127	28,746	$1,756,388
Joseph E. Sutaris	0	$0	2,581	$157,758
Scott A. Kingsley	1,986	$266,876	13,350	$815,498
George J. Getman	1,960	$264,454	10,846	$662,480
Joseph F. Serbun	7,342	$288,382	3,992	$243,832

(1)
The value realized equals the fair market value of the shares on the date of exercise less the exercise price.

(2)
The value realized on the restricted stock is the fair market value on the date of vesting.

RETIREMENT PLAN BENEFITS
The table below shows the present value of accumulated benefits payable to the named executives, including the number of years of service credited to each named executive, under the Pension Plan and named executives’ individual supplemental retirement agreements. Such amounts were determined by using the interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements.
PENSION BENEFITS
Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Mark E. Tryniski	Community Bank System, Inc. Pension Plan	17	$3,082,242	$0
	Supplemental Executive Retirement Agreement	17	$5,485,826	$0
Joseph E. Sutaris	Community Bank System, Inc. Pension Plan	9	$342,435	$0
	Community Bank System, Inc. Restoration Plan	9	$50,002	$0
Scott A. Kingsley	Community Bank System, Inc. Pension Plan	15	$1,780,546	$0
	Supplemental Executive Retirement Agreement	15	$721,163	$0
George J. Getman	Community Bank System, Inc. Pension Plan	12	$1,251,980	$0
	Supplemental Executive Retirement Agreement	12	$232,150	$0
Joseph F. Serbun	Community Bank System, Inc. Pension Plan	12	$267,220	$0
	Community Bank System, Inc. Restoration Plan	12	$35,449	$0
Pension Plan
The named executives participate in the Company’s Pension Plan, as do the other salaried employees. The majority of current plan participants’ benefits are calculated under a cash balance formula. The Pension Plan is a tax-qualified defined benefit pension plan. In 2004, the Company transitioned to a cash balance formula for participants in the Pension Plan rather than a traditional defined benefits formula. Under the traditional formula, eligible participants generally accrue benefits based on the participant’s years of service and the participant’s average annual compensation for the highest consecutive five years of plan participation. Pension benefits earned under the traditional formula may be distributed as a lump sum or as an annuity.
Under the cash balance formula, benefits are expressed in the form of a hypothetical account balance. Each year a participant’s cash balance account is increased by (i) service credits based on the participant’s covered compensation and compensation in excess of the Social Security taxable wage base for that year, and (ii) interest credits based on the participant’s account balance as of the end of the prior year. Service credits accrue at a rate between 5% and 6.10%, based on the participant’s age and date of participation. Effective March 1, 2010, cash balance plan participants accrue their pension benefits under a plan design called WRAP (“Worker Retirement Accumulation Plan”). Under this amended plan design, service credits are earned as described above under the pre-amendment plan formula. Interest credits are no longer contributed to the cash balance plan but instead are contributed to each participants’ account in the Company’s 401(k) Plan. Interest rates are determined each year and are not less than the yield on the 30- year Treasury Notes as of November of the prior year, nor more than 6%. Pension benefits earned under the cash balance formula may be distributed as a lump sum or as an annuity.
Supplemental Retirement Agreements
In addition to the Pension Plan, certain named executives are covered by an individual supplemental retirement agreement (“SERP”) that generally provides for non-qualified retirement benefits that cannot be provided to the named executives under the Pension Plan due to Internal Revenue Code limitations. Messrs. Tryniski, Kingsley, and Getman have entered into SERP agreements providing such post-retirement benefits.

Mark E. Tryniski.   Under Mr. Tryniski’s SERP, the Company has agreed to provide Mr. Tryniski with an annual SERP benefit equal to the product of  (i) 3% (and 3.75% for years of service earned after 2017) times (ii) Mr. Tryniski’s years of service with the Company, times (iii) his final five-year average compensation. The SERP amount is capped at 60% of Mr. Tryniski’s final five-year average compensation and is then reduced by Mr. Tryniski’s other company-provided retirement benefits. Mr. Tryniski’s supplemental benefit will be determined without regard to any reduction for early retirement if Mr. Tryniski retires after reaching the 60% cap. Mr. Tryniski’s SERP benefit is payable beginning on the first day of the seventh month that follows the later of his termination of employment with the Company or his attainment of age 55. Unless Mr. Tryniski elects payment in another equivalent life annuity form, the benefit is payable in the form of an actuarially equivalent joint and 100% survivor annuity.
Scott A. Kingsley.   Under Mr. Kingsley’s SERP, the Company has agreed to provide Mr. Kingsley with an annual retirement benefit equal to the product of  (i) 2.5%, times (ii) Mr. Kingsley’s years of service up to a maximum of 20 years, times (iii) his final five-year average compensation. This benefit is then reduced by other retirement benefits provided to Mr. Kingsley under the Pension Plan. If Mr. Kingsley’s employment is terminated without cause in connection with a change in control or (subject to required notices to the Company and opportunities to cure by the Company) if Mr. Kingsley resigns within two years of a change in control based upon an involuntary and material adverse change in his authority, duties, responsibilities, or base compensation, or the geographic location of his assignment, the Company will treat Mr. Kingsley as vested with five additional years of service in the SERP benefit. The Company has determined that this benefit, which is subject to the 20-year maximum and is applicable only if the double trigger change in control events occur, is a reasonable and appropriate benefit in the context of the executive’s entire benefit package and the level of retirement benefits which may be earned over the course of the executive’s career. Mr. Kingsley’s SERP benefit is payable beginning on the first day of the seventh month that follows the later of his termination of employment with the Company or his attainment of age 55. Unless Mr. Kingsley elects payment in another equivalent life annuity form, the benefit is payable in the form of a single life annuity for Mr. Kingsley’s life.
George J. Getman.   Under the terms of Mr. Getman’s SERP Agreement, the Company has agreed to provide Mr. Getman with an annual retirement benefit equal to the product of  (i) 2.0%, times (ii) Mr. Getman’s years of service up to a maximum of 20 years, times (iii) his final five-year average compensation. The benefit payable under this formula is reduced by the amount of other Company provided retirement benefits, including benefits under the Pension Plan and Company contributions to the Company’s 401(k) Plan. Mr. Getman’s retirement benefit is payable beginning on the first day of the seventh month that follows his separation from service with the Company. Unless Mr. Getman elects payment in another equivalent life annuity form, the benefit is payable in the form of a single life annuity for Mr. Getman’s life.
Restoration Plan
Effective June 1, 2018, the Company began to provide certain select executives, including Messrs. Sutaris and Serbun, with benefits under the Restoration Plan. The Restoration Plan is an unfunded, non-qualified deferred compensation plan designed to provide benefits and contributions that cannot be provided to eligible executives under the Company’s Pension Plan and 401(k) Plan as a result of the Internal Revenue Code limit on annual compensation that may be taken into account under those plans for benefit and contribution purposes. For 2019, the compensation limit in effect under the Internal Revenue Code was $280,000. A participant’s benefit in the Restoration Plan will be expressed as an individual (bookkeeping) account balance that will be increased annually by an amount generally designed to equal the credit and contribution that cannot be provided to the participant under the tax-qualified plans as a result of the compensation limit. A participant’s account balance will be credited with interest annually until distributed and will be paid to the participant following his or her separation from service subject to the terms of the Restoration Plan. Messrs. Tryniski, Kingsley, and Getman have separate supplemental retirement agreements and, therefore, are not entitled to any benefits under the Restoration Plan.

Nonqualified Deferred Compensation Plan
The following table shows the executive contribution, the Company’s contributions, earnings and account balances for the named executives in the Deferred Compensation Plan for Certain Executive Employees of the Company.
NONQUALIFIED DEFERRED COMPENSATION
Name	Plan Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Mark E. Tryniski	Community Bank System, Inc. Deferred Compensation Plan	$0	$0	$132,602	$0	$481,809
Joseph E. Sutaris	Community Bank System, Inc. Deferred Compensation Plan	$102,505	$0	$7,060	$0	$109,564
Scott A. Kingsley	Community Bank System, Inc. Deferred Compensation Plan	$120,467	$0	$194,933	$0	$832,686
George J. Getman	Community Bank System, Inc. Deferred Compensation Plan	$29,934	$0	$128,353	$0	$182,385
Joseph F. Serbun	Community Bank System, Inc. Deferred Compensation Plan	$0	$0	$0	$0	$0

(1)
The amount in this column was also reported as “Salary” in the Summary Compensation Table.

Potential Payment on Termination or Change in Control
The Company has entered into employment agreements that provide severance benefits to certain named executives. Under the terms of the respective named executive’s agreement, the executives are entitled to post-termination payments in the event that they are no longer employed by the Company because of death, disability, involuntary retirement or a change in control. The triggers for post-termination payments under the respective employment agreements are set forth in the descriptions of such agreements under the section entitled “Employment Agreements.” Payments under the employment agreement may be made in a lump sum or in installments. In addition to the employment agreements, the SERP agreements provide for post-termination benefits (notwithstanding the retirement benefits intended to be conferred in the SERP agreements) in certain situations in the event of death, disability and a change in control.

The following table describes the potential payments and benefits under the Company’s compensation and benefit plans and arrangements to which the named executives would be entitled upon termination of employment, assuming a December 31, 2019 termination date.
Name	Expected Post- Termination Payments ($)	Incremental pension benefit (present value) ($)(1)	Continuation of Medical/Welfare Benefits (present value) ($)	Acceleration of Equity Awards ($)(2)	Total Termination Benefits ($)(3)
Mark E. Tryniski
• Death	$206,000	$0	$0	$3,607,768	$3,813,768
• Disability	412,000	0	0	3,607,768	4,019,768
• Involuntary termination without cause	3,048,000	0	0	3,607,768	6,655,768
• Involuntary or good reason termination after CIC	4,572,000	319,249	33,535	3,607,768	8,532,552
Joseph E. Sutaris
• Death	$96,563	$0	$0	$646,228	$742,791
• Disability	193,125	0	0	646,228	839,353
• Involuntary termination without cause	1,086,094	0	0	646,228	1,732,322
• Involuntary or good reason termination after CIC	1,861,875	56,019	27,623	646,228	2,591,745
Scott A. Kingsley
• Death	$154,500	$0	$0	$2,056,328	$2,210,828
• Disability	309,000	0	0	2,056,328	2,365,328
• Involuntary termination without cause	3,132,936	0	0	2,056,328	5,189,264
• Involuntary or good reason termination after CIC	3,204,000	1,173,115	44,109	2,056,328	6,477,552
George J. Getman
• Death	$105,575	$0	$0	$1,203,783	$1,309,358
• Disability	211,150	0	0	1,203,783	1,414,933
• Involuntary termination without cause	2,083,988	0	0	1,203,783	3,287,771
• Involuntary or good reason termination after CIC	1,881,900	125,172	45,109	1,203,783	3,255,964
Joseph F. Serbun
• Death	$83,688	$0	$0	$571,903	$655,591
• Disability	167,375	0	0	571,903	739,278
• Involuntary Termination without cause	1,190,495	0	0	571,903	1,762,398
• Involuntary or good reason termination after CIC	1,491,750	58,374	39,927	571,903	2,161,954

(1)
The amounts set forth in this column reflect the present value of an additional three years of accumulated benefits under the Company’s Pension Plan. There would be no additional benefits accrued under the individual supplemental executive retirement agreements except for Mr. Kingsley’s agreement.

(2)
The amounts set forth in this column reflect the value (based on the closing market price of the Company’s common stock on December 31, 2019 of  $70.94 per share) of any unvested shares of restricted stock that would become vested upon termination and the intrinsic value of unvested stock options based on the closing market price of the Company’s common stock on December 31, 2019 of $70.94 per share that would become vested upon termination.

(3)
The Company is not obligated to pay any excise tax gross-up amounts under any employment agreements.

The amounts shown in the table above do not include payments and benefits to the extent they are provided on a nondiscriminatory basis to salaried employees generally upon termination of employment, including accrued salary and vacation pay, regular pension benefits under the Company’s Pension Plan, and distribution of plan balances under the Company’s 401(k) Plan.
Employment Agreements
The Company has entered into employment agreements with the named executives as set forth and summarized below. The employment agreements provide for payments, as set forth in the chart above, upon termination in certain situations where the executive is terminated prior to the expiration of the employment agreement.
Mark E. Tryniski.   The Company has an employment agreement with Mr. Tryniski that provides for his employment as the President and CEO of the Company and the Bank during the period from January 1, 2018 to December 31, 2020. During the term of the Agreement, the Company shall pay a base salary at an annual rate of  $800,000, which will be reviewed and may be adjusted in future years in accordance with the Company’s regular payroll practices for executive employees. Mr. Tryniski will be eligible to receive annual incentive compensation under the terms of the Company’s Management Incentive Plan as determined by the Compensation Committee of the Board. The employment agreement may be terminated by the Company for cause at any time, and shall terminate upon Mr. Tryniski’s death or disability. The agreement provides for severance pay in the event of a termination by the Company for reasons other than cause, death, or disability, or termination by Mr. Tryniski for “good reason” in certain situations (as defined in the employment agreement), equal to the greater of  (i) 200% of the sum of Mr. Tryniski’s annual base salary at the time of termination and the most recent payment to him under the Company’s Management Incentive Plan, or (ii) amounts of base salary and expected Management Incentive Plan payments payable to Mr. Tryniski through the unexpired term of his employment agreement. Mr. Tryniski is subject to non-compete provisions which restrict his ability to engage in competing business activities for one year following termination of employment or to solicit customers of the Company or Bank for two years following termination of employment.
Change in Control Provision.   If Mr. Tryniski’s employment is terminated for reasons other than cause, death, or disability within two years following a change in control or if Mr. Tryniski voluntarily resigns during this period based upon an involuntary and material adverse change in his title, duties, responsibilities, working conditions, total remuneration, or the geographic location of his assignment, the Company will pay him an amount equal to three times his then current base salary plus his annual bonus for the year immediately preceding the change in control, will provide fringe benefits for a 36 month period, will permit him to dispose of any restricted stock previously granted to him, except for any performance equity awards that have not vested, and his stock options will become fully exercisable.
Joseph E. Sutaris.   The Company has an employment agreement with Mr. Sutaris that provides for his employment as the Executive Vice President and Chief Financial Officer of the Company and the Bank during the period from June 1, 2018 to December 31, 2020. During the term of the Agreement, the Company shall pay a base salary at an annual rate of  $375,000, which will be reviewed and may be adjusted in future years in accordance with the Company’s regular payroll practices for executive employees. Mr. Sutaris will be eligible to receive annual incentive compensation under the terms of the Company’s Management

Incentive Plan as determined by the Compensation Committee of the Board. The employment agreement may be terminated by the Company for cause at any time, and shall terminate upon Mr. Sutaris’ death or disability. The agreement provides for severance pay in the event of a termination by the Company for reasons other than cause, death, or disability, or termination by Mr. Sutaris for “good reason” in certain situations (as defined in the employment agreement), equal to the greater of  (i) 175% of the sum of Mr. Sutaris’ annual base salary at the time of termination and the most recent payment to him under the Company’s Management Incentive Plan, or (ii) amounts of base salary and expected Management Incentive Plan payments payable to Mr. Sutaris through the unexpired term of his employment agreement. Mr. Sutaris is subject to non-compete provisions which restrict his ability to engage in competing business activities for one year following termination of employment or to solicit customers of the Company or Bank for two years following termination of employment.
Change in Control Provision.   If Mr. Sutaris’ employment is terminated for reasons other than cause, death, or disability within two years following a change in control or if Mr. Sutaris voluntarily resigns during this period based upon an involuntary and material adverse change in his title, duties, responsibilities, working conditions, total remuneration, or the geographic location of his assignment, the Company will pay him an amount equal to three times his then current base salary plus his annual bonus for the year immediately preceding the change in control, will provide fringe benefits for a 36 month period, will permit him to dispose of any restricted stock previously granted to him, except for any performance equity awards that have not vested, and his stock options will become fully exercisable.
Scott A. Kingsley.   The Company has an employment agreement with Mr. Kingsley that provides for his continued employment as the Company’s Executive Vice President and Chief Operating Officer from January 1, 2020 to December 31, 2022. During the term of the agreement, the Company shall pay a base salary at an annual rate of  $633,500, which will be reviewed and may be adjusted in future years in accordance with the Company’s regular payroll practices for executive employees. Mr. Kingsley will be eligible to receive annual incentive compensation under the terms of the Management Incentive Plan as determined by the Compensation Committee of the Board. The employment agreement may be terminated by the Company for cause at any time, and shall terminate upon Mr. Kingsley’s death or disability. The employment agreement provides for severance pay, in the event of a termination for reasons other than cause, death, or disability, equal to the greater of  (i) 200 percent of the sum of Mr. Kingsley’s annual base salary at the time of termination and the most recent payment to him under the Company’s Management Incentive Plan, or (ii) amounts of base salary and expected Management Incentive Plan payments payable to Mr. Kingsley through the unexpired term of his employment. Mr. Kingsley is subject to non-compete provisions which restrict his ability to engage in competing business activities for one year following termination of employment or to solicit customers of the Company or the Bank for two years following termination of employment.
Change in Control Provision.   If Mr. Kingsley’s employment is terminated for reasons other than cause, death, or disability within two years following a change in control of the Company, or if Mr. Kingsley voluntarily resigns during this period based upon an involuntary and material adverse change in his authority, duties, responsibilities, base salary, or the geographic location of his assignment, he shall be entitled to three times his base salary and his incentive compensation award for the year immediately preceding the change in control and continuation of certain benefits for a 36 month period. He will be permitted to dispose of any restricted stock previously granted to him, except for any performance equity awards that have not vested, and his stock options will become fully exercisable.
On March 13, 2020, Mr. Kingsley entered into a Retirement and Release Agreement with the Company and the Bank, the terms of which are described in the Current Report on Form 8-K filed with the SEC on March 19, 2020.
George J. Getman.   The Company has an employment agreement with Mr. Getman that provides for his continued employment from January 1, 2020 to December 31, 2022. During the term of the agreement, the Company shall pay a base salary at an annual rate of  $432,800, which will be reviewed and may be increased in future years in accordance with the Company’s regular payroll practices for executive employees. Mr. Getman will be eligible to receive annual incentive compensation under the terms of the Company’s Management Incentive Plan as determined by the Compensation Committee of the Board. The employment agreement may be terminated by the Company for cause at any time, and shall terminate upon Mr. Getman’s death or disability. The employment agreement provides for severance pay, in the event of a termination for reasons other than cause, death, or disability, equal to the greater of  (i) 175 percent of the sum of Mr. Getman’s annual base salary at the time of termination and the most recent payment to him under the Company’s Management Incentive Plan, or (ii) amounts of base salary and expected Management Incentive Plan payments payable to Mr. Getman through the unexpired term of his employment. Mr. Getman is subject to non-compete provisions which restrict his ability to engage in competing business activities for one year following termination of employment or to solicit customers of the Company or Bank for two years following termination of employment.
Change in Control Provision.   If Mr. Getman’s employment is terminated for reasons other than cause, death, or disability within two years following a change in control of the Company, or if Mr. Getman voluntarily resigns during this period based upon an involuntary and material adverse change in his authority, duties, responsibilities, base salary, or the geographic location of his assignment, he shall be entitled to three times his base salary and his incentive compensation award for the year immediately preceding the change in control and continuation of certain benefits for a 36 month period. He will be permitted to dispose of any restricted stock previously granted to him, except for any performance equity awards that have not vested, and his stock options will become fully exercisable.
Joseph F. Serbun.   The Company has an employment, as amended on March 13, 2020, agreement with Mr. Serbun that provides for his continued employment from January 1, 2019 to December 31, 2021. During the term of the agreement, the Company shall pay a base salary at an annual rate of  $400,000, which will be reviewed and may be increased in future years in accordance with the Company’s regular payroll practices for executive employees. Mr. Serbun will be eligible to receive annual incentive compensation under the terms of the Management Incentive Plan as determined by the Compensation Committee of the Board. The employment agreement may be terminated by the Company for cause at any time, and shall terminate upon Mr. Serbun’s death or disability. The employment agreement provides for severance pay, in the event of a termination for reasons other than cause, death, or disability, equal to the greater of (i) 175 percent of the sum of Mr. Serbun’s annual base salary at the time of termination and the most recent payment to him under the Company’s Management Incentive Plan, or (ii) amounts of base salary and expected Management Incentive Plan payments payable to Mr. Serbun through the unexpired term of his employment. Mr. Serbun is subject to non-compete provisions which restrict his ability to engage in competing business activities for one year following termination of employment or to solicit customers of the Company or the Bank for two years following termination of employment.
Change in Control Provision.   If Mr. Serbun’s employment is terminated for reasons other than cause, death, or disability within two years following a change in control of the Company, or if Mr. Serbun voluntarily resigns during this period based upon an involuntary and material adverse change in his authority, duties, responsibilities, base salary, or the geographic location of his assignment, he shall be entitled to three times his base salary and his incentive compensation award for the year immediately preceding the change in control and continuation of certain benefits for a 36 month period. He will be permitted to dispose of any restricted stock previously granted to him, except for any performance equity awards that have not vested, and his stock options will become fully exercisable.
In connection with his appointment as Chief Banking Officer on March 16, 2020, Mr. Serbun entered into an amendment to his employment agreement with the Company and the Bank, the terms of which are described in the Current Report on Form 8-K filed with the SEC on March 19, 2020.
Pay Ratio
As required by the Dodd-Frank Act, the Company is providing the following information about the relationship of the annual total compensation of its median employee and the annual total compensation of Mr. Tryniski, the Company’s President and CEO. For 2019, the annual total compensation of the median employee of the Company (other than the CEO) was $33,858 and the annual total compensation of the CEO, as reported in the Summary Compensation Table on page 36, was $5,160,027. Based on this information, the ratio of the annual total compensation of the CEO to the annual total compensation of the Company’s median employee for 2019 was 152 to 1.
The Company determined the median employee by: (i) using the base salary information contained in its payroll records (base salary of employees hired during the year was annualized), (ii) the Company ranked the annualized base salary of all employees except for the CEO from lowest to highest, and (iii) confirmed that the median employee’s compensation did not contain any anomalous characteristics which would have a significant impact on the pay ratio. It is important to note that the pay ratio is a number the Company is required to calculate and disclose pursuant to SEC regulations, but it is not a number it uses to determine compensation for any of its employees. The Company cautions Shareholders from using the ratio as a comparison among different companies because the methodology used to determine the median employee by companies may differ and the results will vary based on each company’s industry, geographic location of its workforce, size, and compensation structure.
Explanation of Non-GAAP Financial Measures
Information on how the Company calculates and reconciles the Operating Earnings per Share and Operating Net Income measures (presented on pages 54 – 56) is disclosed in the “Reconciliation of GAAP to Non-GAAP Measures” section of the Company’s Annual Report on Form 10-K for 2019 filed with the SEC on March 2, 2020.

AUDIT COMMITTEE REPORT
In accordance with its written charter adopted by the Board of Directors, a copy of which is available at the Company’s website at http://ir.communitybanksystem.com/govdocs.aspx?iid=100185 and in print to any Shareholder or interested party who requests it, the Company’s Audit and Compliance Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing, and financial reporting practices of the Company and the Bank. The Company’s management has responsibility for establishing and maintaining adequate internal controls, preparing the financial statements and the public reporting process. PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm for 2019, is responsible for expressing opinions on these financial statements and on the Company’s internal control over financial reporting based on their integrated audits performed in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”). The Committee reviews internal and external audits of the Company and the Bank and the adequacy of the Company’s and the Bank’s accounting, financial, and compliance controls, oversees major policies with respect to risk assessment and management, and selects the Company’s independent registered public accounting firm.
The Audit and Compliance Committee is currently comprised of four directors, each of whom the Board has determined to be independent as independence for audit committee members is defined by the Sarbanes-Oxley Act and the NYSE Rules. In addition, each member of the Committee is financially literate and two of the Committee’s members meet the NYSE standard of having “accounting or related financial management expertise.” In addition, the Board has determined that Kerrie D. MacPherson and John F. Whipple, Jr. are qualified as “audit committee financial expert” as defined by the SEC Rules.
In discharging its oversight responsibilities, the Committee has reviewed and discussed the Company’s 2019 audited consolidated financial statements with management of the Company and its independent registered public accounting firm and has discussed with its independent registered public accounting firm all matters required to be discussed by the applicable requirements of PCAOB and the SEC. The Committee regularly holds separate executive sessions at its meetings with the Company’s independent registered public accounting firm, the chief risk officer, and the director of internal audit.
The Committee has also received the written disclosures and letter from the Company’s independent registered public accounting firm as required by applicable requirements of the PCAOB and has discussed with the independent registered public accounting firm its independence. In concluding that the independent registered public accounting firm is independent, the Committee considered, among other factors, the non-audit services provided by the independent registered public accounting firm as described in the section entitled “Fees Paid to PricewaterhouseCoopers LLP.” The Committee reviews its performance on an annual basis pursuant to its Committee Charter, as well as reviewing the performance of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.
Based on the above-mentioned reviews and discussions with management and the independent registered public accounting firm, the Committee recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2019, for filing with the SEC.
John F. Whipple, Jr., Chair
Jeffrey L. Davis
Kerrie D. MacPherson
John Parente

PROPOSAL TWO: AMENDMENT TO THE CERTIFICATE OF INCORPORATION OF THE
COMPANY TO DECLASSIFY THE BOARD
The Board is proposing to amend the Company’s Certificate of Incorporation to declassify the terms of office of the directors. Currently, the Board is divided into three classes under its current Certificate of Incorporation. Each class consists, as nearly equal in number as possible, of one-third of the total number of directors, with members of each class being elected every three years to a three-year term. At each Annual Meeting of Shareholders, the term of one of the three classes expires and only that class of directors is subject to reelection by the Shareholders.
In July 2019, in accordance with best governance practices, the Board approved, subject to Shareholder approval, amendments to the Company’s Certificate of Incorporation to eliminate the classified Board. The Board also adopted amendments to the Bylaws of the Company to declassify the Board, contingent upon Shareholder approval to amend the Company’s Certificate of Incorporation. The proposal would allow for the annual election of all directors commencing immediately with the 2020 Annual Meeting.
Approval of the amendment to the Certificate of Incorporation requires the affirmative vote of at least two-thirds of the outstanding shares of the Company’s stock entitled to vote.
Background of the Proposal
In making the decision, the Board weighed the merits of both a classified Board and an annually-elected Board. In conducting its evaluation, the Board considered the advantages of a classified Board structure, such as promoting Board stability and continuity, providing a greater opportunity to protect the interests of Shareholders in the event of an unsolicited takeover offer and reinforcing a commitment to long-term value creation for the Shareholders. In recent years, however, there has been concern that classified boards have the effect of reducing the accountability of directors to Shareholders because classified boards limit the ability of Shareholders to evaluate and elect all directors on an annual basis. The view has also been expressed that the election of directors is a primary means for Shareholders to influence corporate governance policies and to hold directors accountable for implementing those policies. In addition, opponents of classified board structures assert that a classified structure for the election of directors Shareholders from presenting and voting for a competing slate of nominees, which can impact shareholder value. As a result, it has become an emerging best governance practice that all Board members be elected concurrently on an annual basis.
After full consideration, the Board has decided that it is an appropriate time to propose eliminating the Company’s classified Board structure and to submit to the Shareholders at the 2020 Annual Meeting a binding proposal to make the necessary amendments to the Company’s Certificate of Incorporation in order to declassify the Board. If adopted, this proposal will allow Shareholders the opportunity to register their views on the performance of the entire Board annually. Accordingly, the Board has determined that eliminating the classified Board structure is in the best interests of the Company and its Shareholders.
The elimination of the Company’s classified board structure will require amendments to the Company’s Certificate of Incorporation, as well as the Company’s Bylaws (with such Bylaw amendments adopted by the Board contingent upon the requisite shareholder approval to amend the Certificate of Incorporation). The full text of the proposed amendments to the Company’s Certificate of Incorporation is set forth in Annex A to this Proxy Statement, where the Company has shown the changes to the relevant sections with deletions indicated by strike-outs and additions indicated by underlining. If the proposed amendments to the Certificate of Incorporation are approved by the requisite vote of the Shareholders at the Annual Meeting, the declassification of the Board will occur immediately, with all of the Company’s directors standing for re-election for a one (1)-year term at the 2020 Annual Meeting.
If the Company’s Shareholders do not approve these amendments by the requisite vote, the Board will remain classified and the directors will continue to be elected to serve three (3)-year terms (with only directors whose terms expire at the 2020 Annual Meeting standing for re-election), subject to their earlier death, resignation, mandatory retirement, or removal. If approved, this proposal will become effective upon the filing of the Certificate of Amendment containing the amendments to the Certificate of Incorporation with the Secretary of State of the State of Delaware, which the Company intends to do promptly after the Shareholders have approved this proposal.
Based on its analysis, the Board has concluded that amending the Certificate of Incorporation to provide for the annual election of all directors in the manner set forth in the proposed amendments attached as Annex A is in the best interests of the Company and its Shareholders.
Vote Required
Two thirds of the votes of the outstanding shares of the Company’s stock entitled to vote at the Meeting is required to approve this Proposal No. 2. Abstentions and broker non-votes will have the same effect as votes against the Proposal. If no voting instructions are given, the proxy will be voted in favor of this Proposal No. 2.
Board Recommendation
The Board unanimously recommends a vote “FOR” this Proposal No. 2 to approve the proposed amendment to the Company’s Certificate of Incorporation to declassify the Board of Directors.

PROPOSAL THREE: ADVISORY VOTE ON EXECUTIVE COMPENSATION
The Company is seeking a non-binding advisory vote from the Shareholders to approve the compensation of the named executives as disclosed in this Proxy Statement pursuant to SEC rules. The compensation of the Company’s named executives is disclosed in the Compensation Discussion and Analysis, the compensation tables, and the other related tables and narrative disclosure contained on pages 23 to 49 of this Proxy Statement. As discussed in those sections, the Board believes that the Company’s executive compensation philosophy, guidelines and programs provide a strong link between executive compensation and the Company’s short and long-term performance and creation of shareholder value.
For the year ended December 31, 2019, the Company produced very favorable operating results, including net income of  $169.1 million. Improved net interest income and non-interest income, disciplined management of operating expenses, and solid and favorable asset quality contributed to these strong results in 2019, as noted in the executive summary of the “Compensation Discussion and Analysis” section beginning on page 23. The Company’s total annualized shareholder returns as compared to bank-specific and general indices over multiple periods over the past 12 years are set forth below:
Total Shareholder Returns(1)(2)
	1 Year	3 Years	5 Years	10 Years	12 Years
Community Bank System	24.7%	7.3%	16.3%	17.6%	15.0%
S&P 600 Commercial Bank Index	20.5%	2.0%	10.3%	13.3%	5.7%
KBW Regional Bank Index	23.9%	1.3%	8.9%	11.5%	5.5%
S&P 500 Index	31.5%	15.3%	11.7%	13.5%	9.1%
Dow Jones Industrial Average Index	25.3%	15.7%	12.6%	13.4%	9.4%

(1)
Annual equivalent through December 31, 2019, including reinvestment of dividends.

(2)
Source: Bloomberg, L.P.

Other 2019 milestones include the increase in the Company’s quarterly cash dividend to Shareholders by 8%, to $0.41 per share, marking the 27th consecutive year of annual increases, and for the past 11 years, the Bank has been ranked among 12 top-performing U.S. banks by Forbes Magazine based upon its review of financial performance in a study analyzing key metrics related to growth, asset quality, capital adequacy and profitability for the nation’s 100 largest publicly-traded banks and thrifts.
The Company’s Compensation Committee considered the Company’s overall levels of achievement of performance objectives identified in the Compensation Discussion and Analysis, including the performance factors noted above, and approved 2019 compensation decisions reflective of the Company’s strong operating performance in fiscal 2019.
The Company is asking the Shareholders to indicate their support for its executive pay program and policies as described in this Proxy Statement. This Proposal, commonly known as a “Say-on-Pay” proposal, gives you as a Shareholder the opportunity to endorse or not endorse the Company’s executive pay program and policies through a non-binding advisory vote on the following resolution:
RESOLVED, that the Shareholders approve, on an advisory basis, the compensation of the Company’s named executives, as described in the Compensation Discussion and Analysis, the compensation tables and the other related tables and narrative disclosures contained in this Proxy Statement.
The vote on this Proposal is advisory and non-binding. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements. Last year, at the Annual Meeting of Shareholders held in May 2019, the Shareholders approved the Say-on-Pay proposal with approximately 97% of the votes cast voting in favor of the Company’s executive compensation programs.

Vote Required
A majority of the votes present in person or represented by proxy at the Meeting is required to approve this Proposal No. 3. Abstentions will have the same effect as votes against the Proposal. Broker non-votes will have no effect on the vote for this Proposal. If no voting instructions are given, the proxy will be voted in favor of this Proposal No. 3.
Board Recommendation
The Board unanimously recommends a vote “FOR” this Proposal No. 3 to approve, on an advisory basis, the named executives’ compensation as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, and any related information contained in this Proxy Statement.

PROPOSAL FOUR: RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
During the fiscal year ended December 31, 2019, the firm of PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, was retained by the Audit and Compliance Committee of the Board to perform the annual integrated audit of the consolidated financial statements and internal controls over financial reporting of the Company and its subsidiaries. The Audit and Compliance Committee also retained PricewaterhouseCoopers LLP to advise the Company in connection with various other matters as described below in the section entitled “Fees Paid to PricewaterhouseCoopers LLP.”
Following a review and assessment of the auditor’s performance, independence, fees and other factors, the Audit and Compliance Committee has selected PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020. PricewaterhouseCoopers LLP has acted in such capacity since its appointment in fiscal year 1984. In reviewing the auditor’s performance, the Committee reviews and discusses the auditor’s most recent PCAOB inspection report and its system of quality control. The Committee also reviews and discusses proposed staffing levels and the selection of the lead engagement partner from the independent registered public accounting firm.
Shareholder ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm is not required by the Company’s Bylaws or otherwise. However, the Board is submitting the selection of PricewaterhouseCoopers LLP to the Shareholders for ratification as a matter of good corporate practice. If the Shareholders fail to ratify the selection, the Audit and Compliance Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit and Compliance Committee in their discretion may appoint a different firm at any time during the year if they determine that such a change would be in the best interests of the Company.
Representatives of PricewaterhouseCoopers LLP will be present at the Meeting and will be given the opportunity to make a statement, if the representatives desire, and will be available to respond to appropriate questions from Shareholders.
Vote Required
The ratification of the appointment of the independent registered public accounting firm requires the affirmative vote of a majority of the votes cast in person or by proxy at the Meeting.
Board Recommendation
The Board recommends that Shareholders vote “FOR” this Proposal No. 4 to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm. Proxies solicited by the Board will be voted in favor of Proposal No. 4 unless Shareholders specify otherwise.

FEES PAID TO PRICEWATERHOUSECOOPERS LLP
The following table sets forth the aggregate fees billed to the Company by PricewaterhouseCoopers LLP for professional services rendered for the fiscal years ended December 31, 2019 and 2018.
	2019	2018
Audit Fees(1)	$1,227,268	$946,672
Audit Related Fees(2)	69,100	47,500
Tax Fees(3)	63,750	68,500
All Other Fees(4)	4,860	22,600

(1)
Includes fees incurred in connection with the audits of Community Bank System, Inc. and its subsidiaries Northeast Retirement Services, LLC and Global Trust Company, Inc. as well as $301,500 in 2019 related to the adoption of leasing and current expected credit loss guidance and the acquisition of Kinderhook Bank Corp. Included in 2018 was $82,900 related to the adoption of revenue recognition guidance and the acquisitions of Merchants Bancshares, Inc. and Northeast Retirement Services, Inc.

(2)
Includes fees related to the Uniform Single Attestation Program for Mortgage Bankers, compliance with the requirements of the Consolidated Audit Guide for Audits of HUD Programs and the filing of a Form S-4 registration statement.

(3)
Includes tax preparation and compliance fees of  $45,000 and $43,000 for 2019 and 2018, respectively and fees incurred in connection with tax consultation related to acquisitions, state tax planning, tax reform and other matters of  $18,750 and 25,500 for 2019 and 2018, respectively.

(4)
Includes subscription fees to Inform in 2019 and 2018, a PricewaterhouseCoopers LLP trademarked product and a license fee to Disclosure Checklist in 2019 and 2018, a product of PwC Product Sales, LLC, a subsidiary of PricewaterhouseCoopers LLP. For 2018, includes agreed upon procedures engagement related to the conversion of assets as part of trust services performed by Global Trust Company, Inc.

Pursuant to the Audit and Compliance Committee Charter, the Company is required to obtain pre-approval by the Audit and Compliance Committee for all audit and permissible non-audit services obtained from its independent auditors to the extent required by applicable law. In accordance with this pre-approval policy, the Audit and Compliance Committee pre-approved all audit and non-audit services for fiscal 2018 and fiscal 2019.
In addition to the services described above, PricewaterhouseCoopers LLP provides audit, non-audit and tax compliance services to certain collective investment trusts for which Global Trust Company, Inc. (a wholly owned subsidiary of the Company) is the Trustee. The collective investment trusts are not part of the Company’s consolidated financial statements. All of the fees for such services are paid by the collective investment trusts (not by Global Trust Company, Inc.) and are not included in the table above. Global Trust Company, Inc. was acquired by the Company on February 3, 2017. PricewaterhouseCoopers LLP directly billed the collective investment trusts a total of  $3.5 million and $3.1 million, for these professional services rendered for the fiscal years ended December 31, 2019 and 2018, respectively.
SHAREHOLDER PROPOSALS
If Shareholder proposals are to be considered by the Company for inclusion in a proxy statement for a future meeting of the Company’s Shareholders, such proposals must be submitted on a timely basis and must meet the requirements established by the SEC for Shareholder proposals. Shareholder proposals seeking inclusion in the proxy statement for the Company’s 2021 Annual Meeting of Shareholders will not be deemed to be timely submitted pursuant to Rule 14a-8 unless they are received by the Company at its principal executive offices no later than December 2, 2020.
The Company’s Bylaws establish advance notice procedures with regard to Shareholder nominations to the Board and other Shareholder proposals that are not submitted for inclusion in the proxy statement, but that a Shareholder instead wishes to present directly at an annual meeting. With respect to director nominees, any nominations must be delivered to the Secretary of the Company not less than 60 days or more than 90 days prior to the annual meeting (provided, however, if the Company delivers the notice for the annual meeting with less than 60 days’ notice, the Shareholder’s written nomination must be received no later than the close of business on the 10th day following the date on which the Company’s notice is mailed) in order for the nomination to be considered timely, and the nomination must contain the information set forth in the Bylaws. Written notice of such other Shareholder proposals that are to be presented at an annual meeting must be received by the Secretary of the Company no later than 45 days prior to the date of the annual meeting (provided, however, if the Company delivers the notice for the annual meeting with less than 60 days’ notice, the Shareholder’s written notice must be received no later than the close of business on the 15th day following the date on which the Company’s notice is mailed) in order to be considered timely, and must contain the information set forth in the Bylaws.
These advance notice provisions are in addition to, and separate from, the requirements that a Shareholder must meet in order to have a proposal included in the proxy statement under the rules of the SEC. A proxy granted by a Shareholder will give discretionary authority to the proxies to vote on any matters introduced pursuant to the advance notice Bylaw provisions, subject to applicable rules of the SEC. Shareholder proposals, together with any supporting statements, should be directed to the Secretary of the Company at its principal executive offices. Shareholders submitting director nominations and proposals are urged to submit their nominations and proposals by certified mail, return receipt requested.
ELIMINATION OF DUPLICATE MAILINGS
The Company has adopted a procedure called “householding.” Under this procedure, the Company may deliver a single copy of the Notice of Internet Availability and, if requested printed versions by mail, of this Proxy Statement and the Annual Report to multiple shareholders who share the same address, unless the Company has received contrary instructions from one or more of the Shareholders. This procedure reduces the environmental impact of the annual meetings and reduces the Company’s printing and mailing costs. Shareholders who participate in householding will continue to receive separate proxy cards and voting forms. Upon written or oral request, the Company will deliver promptly a separate copy of the Notice of Internet Availability or this Proxy Statement and the Annual Report to any Shareholder that elects not to participate in householding.
To receive, free of charge, a separate copy of the Notice of Internet Availability or this Proxy Statement or the Annual Report, or separate copies of any future notice, proxy statement, or annual report, registered Shareholders may call Broadridge Investor Communication Solutions, Inc. at (866) 540-7095 or write to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717, and the Company will deliver a separate copy promptly.
A Shareholder who holds shares through a broker, bank, or other organization can participate in householding by contacting the broker, bank, or other organization that holds such shares to request information about eliminating duplicate mailings.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If a Shareholder would like to receive future proxy materials electronically via e-mail or the Internet, he or she can choose to sign up for electronic delivery by following the instructions to vote using the Internet and, when prompted, indicate that he or she agrees to receive or access proxy materials electronically in future years.

OTHER MATTERS
The Board of the Company is not aware of any other matters that may come before the Meeting. However, the proxies may be voted with discretionary authority with respect to any other matters that may properly come before the Meeting.
Date: April 1, 2020
By Order of the Board of Directors
Danielle M. Cima
Secretary

ANNEX A
Proposed Amendment and Restatement of Article 6 of the Certificate of Incorporation of Community Bank System, Inc. to Declassify the Board of Directors:
6.
Directors~~; Election and Classification~~.

(a) Members of the Board of Directors shall ~~may~~ be elected ~~either~~ by written ballot ~~or by voice vote~~.
(b) At the 2020 Annual Meeting of Stockholders, and at each annual meeting thereafter, each Director shall be elected to serve for a one-year term expiring at the next annual meeting of stockholders and until his or her successor is elected. ~~The Board of Directors shall be divided into three (3) classes. The number of directors of the first class shall equal one-third (1/3) of the total number of directors as determined in the manner provided in the By-Laws, with fractional remainders to count as one (1); the number of directors of the second class shall equal one-third (1/3) of said total number of directors, or the nearest whole number thereto; and the number of directors of the third class shall equal said total number of directors minus the aggregate number of directors of the first and second classes. At the election of the first Board of Directors, the class of each of the members then elected shall be designated. The term of office of each member then designated as a director of the first class shall expire at the annual meeting of the stockholders next ensuing, that of each member then designated as a director of the second class at the annual meeting of stockholders one (1) year thereafter, and that of each member then designated as a director of the third class at the annual meeting of stockholders two (2) years thereafter. At each annual meeting of stockholders held after the election and classification of the first Board of Directors, the directors shall be elected for a full term of three (3) years to succeed those members whose terms then expire.~~

COMMUNITY BANK SYSTEM, INC. ATTN: DANIELLE M. CIMA5790 WIDEWATERS PARKWAY DEWITT, NY 13214-1883VOTE BY INTERNET - www.proxyvote.comUse the Internet to transmit your voting instructions and for electronic deliveryof information. Vote by 11:59 P.M. Eastern Time on May 19, 2020 for sharesheld directly and by 11:59 P.M. Eastern Time on May 17, 2020 for shares heldin a Plan. Have your proxy card in hand when you access the web site andfollow the instructions to obtain your records and to create an electronic votinginstruction form.VOTE BY PHONE - 1-800-690-6903Use any touch-tone telephone to transmit your voting instructions. Vote by11:59 P.M. Eastern Time on May 19, 2020 for shares held directly and by11:59 P.M. Eastern Time on May 17, 2020 for shares held in a Plan. Have yourproxy card in hand when you call and then follow the instructions.VOTE BY MAILMark, sign and date your proxy card and return it in the postage-paidenvelope we have provided or return it to Vote Processing, c/o Broadridge,51 Mercedes Way, Edgewood, NY 11717.ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALSIf you would like to help the environment and reduce the costs incurred by ourcompany in mailing proxy materials, you can consent to receiving all future proxystatements, proxy cards and annual reports electronically via e-mail or the Internet.To sign up for electronic delivery, please follow the instructions above to voteusing the Internet and, when prompted, indicate that you agree to receive oraccess proxy materials electronically in future years.TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:E97036-P34544KEEP THIS PORTION FOR YOUR RECORDSTHIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.DETACH AND RETURN THIS PORTION ONLYCOMMUNITY BANK SYSTEM, INC.The Board of Directors recommends you vote "FOR" each of the nominees:1. Election of DirectorsElection of all current directors for a one (1) year term until their respective successors are elected and qualified if Proposal 2 is approved:Nominees:For Withhold AbstainIf Proposal 2 is not approved, then the election of each of the following directors for a three (3) year term and until their successors are elected and qualified:1a. Brian R. Ace1b. Mark J. Bolus1c. Jeffrey L. Davis1d. Neil E. Fesette1e. Michael R. Kallet! ! !! ! !! ! !! ! !! ! !Nominees:1m. Brian R. Ace1n. Michael R. Kallet1o. John Parente1p. John F. Whipple, JrFor Withhold Abstain! ! !! ! !! ! !! ! !1f. Kerrie D. MacPherson! ! !The Board of Directors recommends you vote "FOR" proposals 2, 3 and 4:For Against Abstain1g. John Parente1h. Raymond C. Pecor, III1i. Sally A. Steele1j. Eric E. Stickels! ! !! ! !! ! !! ! !2. Approval of an amendment to the Company’s Certificate of Incorporation to declassify the Board of Directors.3. Advisory vote on executive compensation. ! ! !4. Ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2020.1k. Mark E. Tryniski! ! !NOTE: Such other business as may properly come before the meeting or any adjournment thereof.Yes No1l. John F. Whipple, Jr.! ! !Please indicate if you plan to attend this meeting. ! !Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com.E97037-P34544COMMUNITY BANK SYSTEM, INC. Annual Meeting of Shareholders May 20, 2020 3:00 PMThis proxy is solicited by the Board of DirectorsThe shareholder(s) hereby appoint Danielle M. Cima and Deresa F. Durkee as proxies, each with the power to act without the other and with the power of substitution and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of COMMUNITY BANK SYSTEM, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 3:00 PM, EDT on May 20, 2020, at the Wolferts Roost Country Club,120 Van Rensselaer Boulevard, Albany, New York 12204, and any adjournment or postponement thereof.As part of the Company's continued monitoring and precautions regarding the coronavirus (COVID-19), it is planning for the possibility that the Annual Meeting may be held at a different location or time, or may be held using remote communications via live audio webcast. If the Company takes this step, it will announce the decision to do so via a press release and post the meeting details on its website, as well as submit any appropriate filings with the SEC.This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.Continued and to be signed on reverse side